Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

EVERCORE LP

ABS INVESTMENT MANAGEMENT LLC,

ABS SR LLC,

in its capacity as Representative,

SANTA ROSA INV. & ARBITRAGE LTD.,

THE FOUNDERS

and

the other Persons listed on Schedule I hereto

Dated as of November 11, 2011

i

EXHIBITS

EXHIBIT A	Form of Third Amended and Restated Operating Agreement
EXHIBIT B	Form of Employment Agreements
EXHIBIT C	Calculation of Assets Under Management
EXHIBIT D	AUM Adjustment Amount
EXHIBIT E	Closing AUM Purchase Price Adjustment
EXHIBIT F	Current Assets and Current Liabilities
EXHIBIT G	Assets Under Management Subject to Mandates and Notices
EXHIBIT H	Company Investment and Risk Management Policies
EXHIBIT I	Form of Initial Press Release
EXHIBIT J	Form of Notice of a Special Redemption

SELLERS’ SCHEDULES

SCHEDULE I	Sellers and Interests in the Company
SCHEDULE 1.1	Funds
SCHEDULE 2.5	Purchase Price Allocation
SCHEDULE 4.6	Title to the Interests
SCHEDULE 5.4	No Authorization or Consents Required
SCHEDULE 5.6(b)	Membership Interest
SCHEDULE 5.6(c)	Capitalization
SCHEDULE 5.7(a)	Subsidiaries
SCHEDULE 5.8	Financial Statements
SCHEDULE 5.10	Absence of Certain Developments
SCHEDULE 5.12	Contracts
SCHEDULE 5.12(b)	Side Letters
SCHEDULE 5.13(b)	Intellectual Property
SCHEDULE 5.14	Real Estate; Personal Property
SCHEDULE 5.15	Employees
SCHEDULE 5.16(b)	Labor Matters
SCHEDULE 5.17(b)	Compliance
SCHEDULE 5.17(f)	Acceleration and Vesting
SCHEDULE 5.18	Insurance
SCHEDULE 5.21(a)	Assets Under Management
SCHEDULE 5.21(b)	Assets Under Management

SCHEDULE 5.22	Clients
SCHEDULE 5.23(d)	Business; Registrations
SCHEDULE 5.25	Affiliate Transactions
SCHEDULE 5.26	Hong Kong and Switzerland Registrations
SCHEDULE 5.27	Brokers
SCHEDULE 6.4	Consents
SCHEDULE 6.10	Brokers
SCHEDULE 7.1	Conduct of the Business of the Company
SCHEDULE 7.11	Exceptions to Terminations of Affiliate Transactions
SCHEDULE 7.13	Seller Reinvestment
SCHEDULE 7.15	Consolidation

v

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of November 11, 2011 (this “Agreement”), by and among Evercore LP, a Delaware limited partnership (the “Buyer”), ABS Investment Management, LLC, a Delaware limited liability company (the “Company”), ABS SR LLC, a Delaware limited liability company (in its capacity as the Representative, the “Initial Representative”), Mr. Alain De Coster, Mr. Laurence K. Russian and Mr. Guilherme Ribeiro do Valle (collectively, the “Founders”), Santa Rosa Inv. & Arbitrage Ltd., a Bahamas corporation (“Strategic Investor”) and the other Persons listed on Schedule I hereto (including the Founders and the Strategic Investor, each, a “Seller” and collectively the “Sellers”).

RECITALS

WHEREAS, the Company is engaged in the business of providing Investment Management Services (as defined herein);

WHEREAS, the Sellers are the holders of the number of Class A Membership Interests, Class B Membership Interests, and Class C Membership Interests (together with the Class A Membership Interests and the Class B Membership Interests, the “Membership Interests”) set forth on Schedule I hereto;

WHEREAS, each Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from such Seller, such Membership Interests as are set forth next to such Seller’s name on Schedule I hereto owned by such Seller and which represent collectively, 45% of the issued and outstanding Membership Interests, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, (a) pursuant to the Third Amended and Restated Operating Agreement, effective as of immediately prior to, but subject to the occurrence of, the Effective Time, the Membership Interests will be reclassified into Class A-1 Membership Interests, representing approximately 44.77% of the Percentage Interests of the Company, Class B Membership Interests, representing approximately 4.29% of the Percentage Interests of the Company (all of which is being sold pursuant to this Agreement), Class C-1 Membership Interests, representing 10.23% of the Percentage Interests of the Company, and Class D Membership Interests, representing 45% of the Percentage Interests of the Company (the “Reclassification”) and (b) as of, and subject to the occurrence of, the Effective Time, and immediately after the Reclassification, pursuant to this Agreement and Third Amended and Restated Operating Agreement, (i) Buyer will acquire from the Sellers and become the sole owner of all the Class D Membership Interests (the “Purchased Interests”) and (ii) the Sellers will continue to own all the Class A-1 Membership Interests and the Class C-1 Membership Interests;

WHEREAS, at the Closing and after giving effect to the purchases described in the preceding WHEREAS clauses, the Sellers and the Buyer will enter into a Third Amended and Restated Operating Agreement of the Company substantially in the form attached hereto as Exhibit A (the “Third Amended and Restated Operating Agreement”); and

WHEREAS, the Founders are entering into employment agreements with the Company (collectively, the “Employment Agreements”) concurrently with the execution and delivery of this Agreement, which Employment Agreements will be effective as of the Closing and are attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Account” means any individual non-pooled managed account, investment vehicle or other financial product or structure through which the Company manages any single investor’s capital (whether directly or indirectly), irrespective of strategy, investment objective, account type or fee or other compensation structure; provided that, for the avoidance of doubt, Funds shall be deemed not to be Accounts.

“Action” means any action, dispute, claim, suit, proceeding, arbitration, mediation, investigation or inquiry by or before a Governmental Authority.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Advisory Client” means, as of any time of determination hereunder, any Person to whom the Company or any of its Subsidiaries provides Investment Management Services as of such time of determination; provided that Fund Clients shall not be considered Advisory Clients.

“Advisory Contract” means any investment management, advisory or sub-advisory Contract, or any other Contract, arrangement or understanding (whether written or oral), pursuant to which the Company or any of its Subsidiaries provides Investment Management Services as of any date of determination.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings; provided that the Funds and Accounts shall not be considered Affiliates of the Company.

“Alternative Investment Management” means the provision of Investment Management Services (a) that is marketed to prospective investors as primarily using long/short equity investment strategies, (b) through any hedge funds or (c) through any fund of hedge funds or separately managed account that is principally marketed to prospective investors as primarily investing in multiple unaffiliated hedge funds.

“Assets Under Management” means with respect to a Fund or Account, as of any date, the dollar amount of assets under management, in respect of which a Company Entity is entitled to incentive fees, management fees or carried interest or any other fees or allocations from such Fund or Account as of such date, calculated in accordance with Exhibit C, provided that any Assets Under Management for any set of Funds or Accounts, one of which invests in the other shall be counted only once if any Company Entity acts as investment advisor and/or subadvisor to each such Fund or Account; provided further that Assets Under Management excludes any reinvestment pursuant to Section 7.14; and provided further that for any Assets Under Management funded after the date hereof at a contractual Effective Annual Fee that is less than 0.85%, such Assets Under Management shall be deemed to equal the amount of (a) such Assets Under Management multiplied by (b) (i) the Effective Annual Fee divided by (ii) 0.85%.

“AUM Adjustment Amount” means the Buyer AUM Adjustment Amount or Seller AUM Adjustment Amount, as applicable.

“Base Date” means September 30, 2011.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer AUM Adjustment Amount” means if the Pro Forma 3/31/12 AUM is less than 95% of the Pro Forma 9/30/11 AUM, excluding any changes due to market appreciation or deprecation, an amount equal to: (a) $44.5 million multiplied by (b) (i) 1 minus (ii) the ratio that is (A) the Pro Forma 3/31/12 AUM divided by (B) the Pro Forma 9/30/11 AUM; provided that the Buyer AUM Adjustment Amount shall be reduced by the Closing AUM Purchase Price Adjustment, calculated as set forth on Exhibit D.

“Buyer Disclosure Schedules” means the disclosure schedules of the Buyer, dated as of the date hereof, accompanying this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 6.1 (Corporate Organization), 6.2 (Due Authorization), 6.7 (Investment Purpose) and 6.10 (Brokers).

“Buyer SEC Reports” means all publicly available forms, reports, statements, certificates and other documents filed with or furnished to the SEC by the Buyer after December 31, 2009 and prior to the date hereof (excluding any disclosures set forth in any section of a Buyer SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature).

“Capital Lease Obligation” of any Person means the aggregate amount of the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, limited liability company interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Citco” means Citco Fund Services (Cayman Islands) Ltd.

“Class A Membership Interests” has the meaning set forth in the Third Amended and Restated Operating Agreement.

“Class B Membership Interests” means the Class B Membership Interests in the Company.

“Class C Membership Interests” has the meaning set forth in the Third Amended and Restated Operating Agreement.

“Class D Membership Interests” has the meaning set forth in the Third Amended and Restated Operating Agreement.

“Client” means the Advisory Clients and the Fund Clients.

“Closing AUM Purchase Price Adjustment” means, if the Pro Forma 12/31/11 AUM is less than 95% of the Pro Forma 9/30/11 AUM, an amount equal to: (i) $44.5 million multiplied by (ii) (a) 1 minus (b) the ratio that is (X) the Pro Forma 12/31/11 AUM divided by (Y) the Pro Forma 9/30/11 AUM, calculated as set forth on Exhibit E.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” means Title 7, Section 1 et seq. of the United States Code.

“Company Entity” means the Company, its Subsidiaries and the Funds.

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.6 (Capitalization), Section 5.7 (Subsidiaries), Section 5.25 (Affiliate Transactions) and Section 5.27 (Brokers).

“Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including multiemployer plans within the meaning of Section 3(37) of ERISA), and all equity purchase, equity option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to

ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions or otherwise), whether formal or informal and any similar arrangements of members of the Company or any of its Subsidiaries under which (a) any current or former employee, member, director or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (b) the Company or any of its Subsidiaries has had or has any present or any future liability.

“Competing Business” means any business providing Alternative Investment Management Services; provided that the direct provision of Alternative Investment Management Services for a Seller’s own account or the account of one or more of such Seller’s Immediate Family Members without a fee or other remuneration (other than expense reimbursement or administrative or similar fees solely designed to cover expenses) shall not be considered a Competing Business; provided further that employment of a Seller at financial institution that has a Competing Business shall not be considered a Competing Business unless such Seller engages in, participates in, provides advice or information to, or supervises, such Competing Business at such financial institution.

“Contemplated Transactions” means the transactions provided for in the Transaction Documents to occur at or prior to the Closing.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, consent, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“Covered Employee” means any Person who is or was (a) a member of the Company, (b) a senior investment or risk professional employed by or who is otherwise engaged by the Company or any Affiliate thereof, (c) the head of the compliance department or other senior compliance professional of the Company or any Affiliate thereof, (d) any director or officer of the Company.

“Covered Persons” means: (a) any current or former member, officer, employee or consultant of the Company or any of its Subsidiaries; (b) any Subsidiary of the Company or holder of equity interests or securities (including securities convertible into or exchangeable for equity interests or securities) of the Company or any of its Subsidiaries (or Affiliate or family member or associate thereof); or (c) any Person in which the Company or any of its Subsidiaries holds Capital Stock (or securities convertible into or exchangeable for any such Capital Stock).

“Current Assets” means the consolidated current assets of the Company and its Subsidiaries, which current assets shall include only the line items set forth on Exhibit F under the heading “Current Assets” and no other assets.

“Current Liabilities” means the consolidated current liabilities of the Company and its Subsidiaries, which current liabilities shall include only the line items set forth on Exhibit F under the heading “Current Liabilities” and no other liabilities. For the avoidance of doubt, Current Liabilities shall (a) include accruals for unpaid employee bonuses and any undistributed monthly profits distributions and (b) not include any Transaction Expenses.

“Designated Accounts” means such accounts of Sellers, with proper wire transfer instructions for such accounts, as the Representative shall provide to the Buyer in writing not less than three (3) Business Days prior to any date on which a payment is to be made by the Buyer to the Sellers hereunder.

“Disclosure Schedules” means the disclosure schedules, dated as of the date hereof, accompanying this Agreement.

“DOL” means the U.S. Department of Labor.

“Effective Annual Fee” means, for any assets under management, (a) the per annum contractual management fee rate for such assets under management plus (b) (i) the per annum contractual incentive fee rate for such Assets Under Management multiplied by (ii) 7%.

“Enforceability Exceptions” means (a) Applicable Law limiting indemnification or contribution provisions, (b) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, (c) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law or (d) provisions that restrict competition.

“Environmental Law” means any Law, Order or any Contract with any Governmental Authority, relating to (a) the environment, (b) the protection of human health and safety, or (c) the regulation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or as a member of a controlled group (within the meaning of Section 4001 of ERISA).

“Escrow Account” means the account in which the Escrow Amount is deposited pursuant to the Escrow Agreement.

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement with respect to the Escrow Amount to be reasonably agreed by the Buyer and the Representative prior to the Closing Date.

“Escrow Amount” means 20.0% of the Purchase Price.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder.

“Final Closing Purchase Price Adjustment” means (i) if the Buyer fails to deliver an Objections Statement in accordance with Section 2.3(a), the Proposed Closing Purchase Price Adjustment as set forth in the Closing Statement, or (ii) if the Closing Purchase Price Adjustment is resolved by resolution of the Buyer and the Representative or by submission of any remaining Disputes to the Accounting Firm, as contemplated by Section 2.3(a), the Closing Purchase Price Adjustment as so resolved Section 2.3(b).

“Fund” means any pooled investment fund, vehicle, or account (i) for which any of the Company Entities acts as a general partner, trustee or managing member (or in a similar capacity) or (ii) for which any of the Company Entities acts as an investment adviser, investment manager or otherwise provides investment advisory or sub-advisory services, including the Funds listed in Schedule 1.1, provided that, for the avoidance of doubt, Accounts shall be deemed not to be Funds.

“Fund Agreement” means, with respect to the Funds, the limited partnership agreement, operating agreement, memorandum and articles of association and/or other governing or organizational documents for the applicable Fund.

“Fund Client” means, as of any time of determination hereunder, each limited partner, shareholder and equity holder of each of the Funds, in each case as of such time of determination.

“Fundamental Representations” means, collectively, the Company Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means: (a) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Hazardous Substance” means: (a) any pollutant, contaminant, waste or chemical; (b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; or (c) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons.

“Immediate Family” means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, grandparents-in-law, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other entities which directly or indirectly through one or more intermediaries are controlled by the foregoing.

“Indebtedness” means: (a) any indebtedness or other obligation of the Company or any of its Subsidiaries for borrowed money, whether current, short-term or long-term and whether secured or unsecured, contingent or not contingent; (b) any indebtedness of the Company or any of its Subsidiaries evidenced by any note, bond, debenture or other security or similar instrument; (c) any liabilities of the Company or any of its Subsidiaries with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities of the Company or any of its Subsidiaries for the deferred purchase price of property or other assets (including any “earn-out” or similar payments); (e) any liabilities of the Company or any of its Subsidiaries in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (f) any liabilities of the Company or any of its Subsidiaries under any performance bond or letter of credit or any bank overdrafts and similar charges; (g) any accrued interest, premiums, penalties and other obligations relating to the foregoing; and (h) any indebtedness referred to in clauses (a) through (g) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, the Company or any of its Subsidiaries. Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, mask works and designs; (d) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (f) domain names, Internet addresses and other computer identifiers.

“Investment Management Services” means acting as an “investment adviser” within the meaning of the Advisers Act, and performing activities related or incidental thereto including any services which involve all or any of the following: (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation, and (b) the giving of advice, whether discretionary or non-discretionary, including sub-advisory services, with respect to the investment, disposition and/or reinvestment of assets or funds (or any group of assets or funds) for compensation.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (a) when used in reference to the Company, the actual knowledge of Alain De Coster, Laurence K. Russian, Guilherme Ribeiro do Valle or David Finn; (b) when used in reference to any Seller that is a natural Person, the actual knowledge of such Seller; (c) when used in reference to any Seller that is not a natural Person, the actual knowledge of its directors and senior officers and (d) when used in reference to the Buyer, the actual knowledge of Ralph Schlosstein, Robert B. Walsh and Ciara A. Burnham.

“Labor Laws” means any Laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, wages, hours, workplace safety and insurance or pay equity including employment related provisions of the Immigration and Nationality Act.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority with authority over the applicable matters.

“Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including costs of investigation and defense and reasonable attorney’s fees, costs and expenses), in each case, whether direct or indirect and whether accrued or contingent.

“License” means any license, permit, certificate, approval, consent, registration or similar authorization of any Governmental Authority.

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest, and in the case of real property, includes any easement, restriction, covenant, condition, title default, encroachment or other survey defect, option or other encumbrance.

“Losses” means any Liability (other than Liabilities to the extent arising from any special or unique circumstances relating to the Indemnified Party) or other damages, whether or not involving a third party claim, provided, however, in no event shall Losses include punitive damages (except to the extent payable by an Indemnified Party to a third party).

“Management Committee” has the meaning set forth in the Third Amended and Restated Operating Agreement.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or together with any one or more changes, effects, events, occurrences, states of fact or developments, has had or would be reasonably expected to have a material adverse effect on the assets, properties, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (a) general, regulatory, social and political conditions and conditions affecting the U.S. economy or the Investment Management Services industry or the alternative asset management industry as a whole; (b) earthquakes or other natural disasters; (c) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism; (d) any change after the date hereof in Law, rule, regulations, orders, treaties, or other binding directive issued by a Governmental Authority or any accounting principles; (e) changes after the date hereof affecting capital market conditions in the U.S. or conditions in the global capital markets; (f) changes in the Investment Management Services industry or the alternative asset management industry in general; (g) a reduction in Assets Under Management in and of itself and not resulting from any action taken in breach of this Agreement; or (h) the taking of any action required by, this Agreement or the Transaction Documents or the public announcement of the transactions contemplated herein or therein which, in the case of any of the foregoing clauses (a) through (f) does not constitute a disproportionate affect on the Company or any of its Subsidiaries relative to other companies in the industries in which they operate.

“Net Working Capital” means (a) Current Assets minus (b) Current Liabilities, in each case immediately prior to the Closing and without giving effect to the Closing. For the avoidance of doubt, “Net Working Capital” shall include the obligations to pay distributions pursuant to Section 4.05(e) of the Third Amended and Restated Operating Agreement to the extent not paid prior to the Closing.

“Net Working Capital Adjustment Amount” means an amount equal to (a) forty-five percent (45%) of an amount equal to Net Working Capital minus (b) $1,500,000, expressed as a positive number, if positive, and as a negative number, if negative.

“Order” means any order, decision, directive, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Document” means, with respect to any Person that is not a natural Person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“Percentage Interest” has the meaning set forth in the Third Amended and Restated Operating Agreement.

“Permitted Liens” means: (a) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Financial Statements; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith and for which appropriate reserves have been established on the Financial Statements; (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (d) easements, rights of way, building, zoning and other similar encumbrances or title defects; (e) Liens on assets of any of the Company Entities incurred in the ordinary course of business which do not materially impair business operations or the use of such assets in the ordinary course of business or the value of such assets in any material respect; (f) Liens of banks on deposit accounts (arising in the ordinary course of business); (g) Liens of clearing agencies, broker-dealers and other Liens incurred in connection with Indebtedness incurred in the ordinary course of business; and (h) Liens on goods in transit incurred pursuant to documentary letters of credit.

“Person” means any natural person, business, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Personal Investments” means making or managing any personal investments (or any investments on behalf of Immediate Family Members or charitable organizations).

“Pre-Closing Action” means any Action arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or permitted prior to the Closing.

“Pro Forma 3/31/12 AUM” means (a) the Pro Forma 12/31/11 AUM, excluding any changes due to market appreciation or depreciation, plus (b) Asset Under Management, excluding any changes due to market appreciation or depreciation, that are funded on April 1, 2012, plus (c), to the extent not included in clause (b Assets Under Management for which the Company or Citco has received binding written subscriptions after December 31, 2011 and on or prior to April 1, 2012 which to the Knowledge of the Company remain enforceable and have not been withdrawn, minus (d) Assets Under Management for which the Company or Citco has received after December 31, 2011 and on or prior to March 31, 2012 binding written notice of (i) redemption of such Assets Under Management or (ii) termination of any Advisory Contract with respect to such Assets Under Management.

“Pro Forma 9/30/11 AUM” shall mean $3,719,000,000.00, which is the Representative’s good faith estimate of (a) Assets Under Management as of September 30, 2011, plus (b) Assets Under Management for which there are valid subscription mandates that are expected to fund by December 31, 2011, which to the Company’s Knowledge, remain enforceable and have not been withdrawn, minus (c) any Assets Under Management for which the Company or Citco has received for the period ended December 31, 2011 binding written notice of (i) redemption of such Assets Under Management or (ii) termination of any Advisory Contract with respect to such Assets Under Management, in each case as set forth on Exhibit G.

“Pro Forma 12/31/11 AUM” shall mean (a) the Assets Under Management as of December 31, 2011, excluding any changes due to market appreciation or depreciation from September 30, 2011, plus (b) Asset Under Management, excluding any changes due to market appreciation or depreciation, that are funded on January 1, 2012, plus (c) to the extent not included in clause (b), Assets Under Management for which the Company or Citgo has received binding written subscriptions after September 30, 2011 and before December 31, 2011 which to the Knowledge of the Company remain enforceable and have not been withdrawn, minus (d) Assets Under Management for which the Company or Citco has received after September 30, 2011 and before December 31, 2011 binding written notice of (i) redemption of such Assets Under Management or (ii) termination of any Advisory Contract with respect to such Assets Under Management.

“Purchase” shall mean the purchase and sale of the Purchased Interests contemplated by Section 2.1 of this Agreement.

“Purchase Price Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Schedule I hereto under the heading “Purchase Price Percentage.”

“Representative” means the Initial Representative or any successor representative of the Sellers appointed in accordance with the terms of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller AUM Adjustment Amount” means the sum of the following two components, calculated as set forth on Exhibit D:

(1) The “Closing AUM Purchase Price Adjustment Recapture,” which means if the Closing AUM Purchase Price Adjustment was not zero and the Pro Forma 3/31/12 AUM is greater than the Pro Forma 12/31/11 AUM, an amount equal to the Closing AUM Purchase Price Adjustment multiplied by the absolute value of the ratio that is (A) the difference between the Pro Forma 3/31/12 AUM and the Pro Forma 12/31/11 AUM divided by (B) the difference between the Pro Forma 12/31/11 AUM and the Pro Forma 9/30/11 AUM. The Closing AUM Purchase Price Adjustment Recapture is capped at the Closing AUM Purchase Price Adjustment.

and

(2) The “Additional Upward Purchase Price Adjustment,” which means if the Pro Forma 3/31/12 AUM is greater than the Pro Forma 9/30/11 AUM by more than $100 million an amount equal to $44.5 million multiplied by the absolute value of (X) 1 minus (Y) the ratio that is (A) the Pro Forma 3/31/12 AUM minus $100 million divided by (B) the Pro Forma 9/30/11 AUM.

“Seller Fundamental Representations” means, collectively, the representations and warranties of each Seller set forth Section 4.1 (Corporate Organization), Section 4.2 (Due Authorization), Section 4.6 (Title to the Interests) and Section 4.9 (Brokers).

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) (a) owns, directly or indirectly, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity, or (b) controls the management; provided that no Fund of the Company shall be considered a Subsidiary of the Company.

“Supermajority” has the meaning set forth in the Third Amended and Restated Operating Agreement.

“Tax” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Tax Return” means any report, return, declaration, claim for refund, disclosure, estimate, information report or return or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Transaction Documents” means this Agreement, the Third Amended and Restated Operating Agreement, the Escrow Agreement and the Employment Agreements.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company or any of its Subsidiaries, in each case in connection with the Contemplated Transactions (whether incurred prior to or after the date hereof) and not paid prior to the Closing, including: (a) any brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses or financial advisory fees, costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments of the Company or any of its Affiliates related to any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payments made to any employee of the Company or any of its Affiliates as a result of the execution of this Agreement or in connection with the Contemplated Transactions; and (d) any other fees, costs and expenses or payments resulting from the Contemplated Transaction or in connection with the potential sale of the Company (including in connection with negotiations or agreements with other potential buyers) or otherwise payable in connection with receipt of any consent or approval required under the Advisory Contracts in connection with the Purchase; provided that Transaction Expenses shall in no event include any capital contributions pursuant to the proviso of Section 3.02 of the Third Amended and Restated Operating Agreement for purposes of paying retention payments. For the avoidance of doubt, Transaction Expenses shall not include any Transfer Taxes in connection with the Purchase.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 1.2. Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement.

Term	Section
Accounting Firm	2.3(b)
Agreement	Preamble
Allocation Schedule	2.4
Applicable Fund GAAP	5.20(h)
Audited Balance Sheet	5.8(a)
Audited Financial Statements	5.8(a)
Buyer	Preamble
Buyer Indemnified Parties	12.2
Cap	12.5(a)
Closing	3.1
Closing Date	3.1
Closing Purchase Price Adjustment Calculation	2.3(a)
Closing Transaction Expenses	2.2(a)

Company	Preamble
Confidential Information	7.2
Confidentiality Agreement	7.2
Contest	8.4(a)
De-Minimis Amount	12.5(a)
Dispute	2.3(b)
Employment Agreements	Recitals
ERISA Client	5.20(a)
Escrow Expiration Date	2.3(e)
Estimated Closing AUM Purchase Price Adjustment	2.2(a)
Estimated Closing Purchase Price Adjustment	2.2(a)
Estimated Net Working Capital Adjustment Amount	2.2(a)
Expiration Date	12.1
Financial Statements	5.8(b)
Founders	Preamble
Fund Financial Statement	5.20(h)
Indemnified Party	12.7(a)
Indemnifying Party	12.7(a)
Initial Purchase Price	2.1(a)
Initial Representative	Preamble
Interim Financial Statements	5.8(a)
Latest Balance Sheet	5.8(a)
Licenses	5.21(b)
Material Contracts	5.12(a)
Membership Interests	Recitals
Multiemployer Plan	5.17(d)
Objections Statement	2.3(b)
Personal Information	5.13(e)
Pre-Closing Statement	2.2(a)
Pre-Closing Taxes	8.2(a)
Privacy Policy	5.13(e)
Proposed Adjustment Calculation	2.3(a)
Proposed AUM Adjustment Calculation	2.3(a)
Purchase Price	2.1(a)
Purchased Interests	Recitals
QPAM	5.20(a)
QPAM Exemption	5.20(a)
Reclassification	Recitals
Related Advisory Client	5.21(a)(i)
Release Date	12.1
Restricted Person	7.4(a), 7.4(a)
Restrictive Covenants	7.3(d)
Seller	Preamble
Seller Indemnified Parties	12.4
Sellers	Preamble
Single Employer Plan	5.17(d)

Strategic Investor	Preamble
Tax Indemnified Buyer Parties	8.2(a)
Tax Losses	8.2(a)
Tax Sharing Agreements	5.11(e)
Termination Date	11.1(d)
Third Amended and Restated Operating Agreement	Recitals
Third Party Claim	12.7(a)
Threshold Amount	12.5(a)

Section 1.3. Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”

(f) common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural or as the identity of the Person, Persons;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”

(j) the word “or” shall include both the conjunctive and disjunctive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule;

(m) the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement;

(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(o) every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

ARTICLE II

PURCHASE AND SALE OF INTERESTS

Section 2.1. Purchase and Sale of Interests.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in exchange for aggregate consideration consisting of, subject to adjustment pursuant to Section 2.3, an amount, in cash, equal to (A) $44,500,000 (the “Purchase Price”) reduced by (B) the Closing AUM Purchase Price Adjustment, if any, increased by (C) the Estimated Net Working Capital Adjustment Amount, if such amount is a positive number, reduced by (D) the absolute value of the Estimated Net Working Capital Adjustment Amount, if the Estimated Net Working Capital Adjustment Amount is a negative number and reduced by (E) the 45% of the amount of Transaction Expenses (as so adjusted, the “Initial Purchase Price”), each Seller shall sell, assign, transfer and convey to the Buyer, free and clear of any Liens, all of such Seller’ Purchased Interests.

(b) At Closing (i) the Buyer shall pay the Initial Purchase Price (reduced by the Escrow Amount) to the Representative for distribution to the Sellers pro rata based on their respective Purchase Price Percentages to the Designated Accounts in accordance with Section 3.2(b) and (ii) the Buyer shall pay the Escrow Amount to the Escrow Agent to be distributed in accordance with this Agreement and the Escrow Agreement.

Section 2.2. Pre-Closing Statement and Transaction Expenses. Not fewer than three Business Days prior to the anticipated Closing Date, the Company shall deliver to the Buyer a certificate executed by an executive officer of the Company (the “Pre-Closing Statement”) setting forth the Company’s good faith estimates of (A) the Transaction Expenses, (B) Net Working Capital, (C) the Net Working Capital Adjustment Amount (clause (C) being the “Estimated Net Working Capital Adjustment Amount”) and (D) the Closing AUM Purchase Price Adjustment, if any (clause (D) being the “Estimated Closing AUM Purchase Price Adjustment” and, together with the Estimated Net Working Capital Adjustment Amount, the “Estimated Closing Purchase Price Adjustment”), together with supporting documentation for such estimates and any additional information reasonably requested by the Buyer. Concurrently with the delivery of the Pre-Closing Statement, the Representative shall deliver to the Buyer final invoices with respect to all Transaction Expenses to be paid by the Company or any of its Subsidiaries at the Closing (the “Closing Transaction Expenses”). The Pre-Closing Statement shall be prepared in consultation with and reviewed by the Buyer and shall be reasonably acceptable to the Buyer. In the event that the Buyer objects to or disputes the Pre-Closing Statement, the Company and the Buyer shall each make a good faith effort to resolve such objection or dispute prior to the Closing; provided that if any such objections are not resolved prior to the Closing, the Pre-Closing Statement shall be deemed to be the statement delivered by the Company pursuant to this Section 2.2.

Section 2.3. Post-Closing Adjustments.

(a) Proposed Adjustments. No later than April 15, 2012, the Representative shall prepare and deliver to the Buyer (i) a certificate executed by the Representative (the “Closing Statement”) setting forth the Representative’s determination of (A) Net Working Capital, (B) the Net Working Capital Adjustment Amount and (C) Closing AUM Purchase Price Adjustment (such amount together with the amount in clause (B), the “Proposed Closing Purchase Price Adjustment Amount”) and (ii) the calculation of the AUM Adjustment Amount (if any) in reasonable detail (the “Proposed AUM Adjustment Amount,” and collectively with the Proposed Closing Purchase Price Adjustment Amount, each, a “Proposed Adjustment Amount”). Following delivery of each Proposed Adjustment Amount, the Representative shall provide the Buyer with any supporting documentation for and the work papers related to the calculation of the Proposed Adjustment Amount that the Representative may reasonably request and reasonable access during normal business hours to the personnel, properties, books and records of the Company and its Subsidiaries to the extent reasonably necessary to review the calculation of each such Proposed Adjustment Amount.

(b) Dispute Resolution. Within 30 days after the Buyer’s receipt of the Closing Statement, the Buyer shall deliver to the Representative a written statement either accepting each such Proposed Adjustment Amount or specifying any objections thereto in reasonable detail (an “Objections Statement”). If the Buyer does not deliver an Objections Statement within such 30-day period, then each such Proposed Adjustment Amount shall become final and binding upon all parties. If the Buyer does deliver an Objections Statement within such 30-day period, then the Representative and the Buyer shall negotiate in good faith for 15 days following the Representative’s receipt of such Objections Statement to resolve such objections (any unresolved objection, a “Dispute”). After such 15-day period, any item or matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all parties. If the Buyer and the Representative are unable to resolve all objections during such 15-day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by a nationally recognized accounting firm upon which the Buyer and the Representative shall reasonably agree (the “Accounting Firm”). The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 30 days after its appointment. The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between the Buyer and the Representative, (iii) shall constitute an arbitral award, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover. Upon delivery of such resolution, each Proposed Adjustment Amount, as modified in accordance with such resolution, shall become final and binding upon all parties.

(c) Fees and Expenses of Accounting Firm. The fees, costs and expenses of the Accounting Firm shall be allocated between the Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the Disputes not awarded to each party bears to the amount actually contested by such party. For example, if the Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Accounting Firm ultimately resolves the Dispute by awarding to the Representative $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., $300 ÷ $1,000) to the Buyer and 70% (i.e., $700 ÷ $1,000) to the Sellers.

(d) Adjustments to Purchase Price.

(i) If the Final Closing Purchase Price Adjustment is greater than the Estimated Closing Purchase Price Adjustment, then the Buyer shall, within five Business Days following the later of the determination of (A) the Final Closing Purchase Price Adjustment or (B) the AUM Adjustment Amount pursuant to Section 2.3(b), deliver to the Sellers pro rata based on their respective Purchase Price Percentages to the Designated Accounts, the amount of such excess by wire transfer of immediately available funds. If the Final Closing Purchase Price Adjustment is less than the Estimated Closing Purchase Price Adjustment, Buyer shall first proceed against the Escrow Account to the extent of the funds available therein to satisfy any such claims and may not proceed directly against Sellers with respect thereto unless and until sufficient funds are no longer available in the Escrow Account. If the funds available in the Escrow Account are less than difference between the Estimated Closing Purchase Price Adjustment and the Final Closing Purchase Price Adjustment then the Sellers, severally and not jointly, pro rata based on their respective Purchase Price Percentages, shall, within five Business Days following the later of the determination of (A) the Final Closing Purchase Price Adjustment or (B) the AUM Adjustment Amount pursuant to Section 2.3(b), deliver to the Buyer, the balance of such shortfall by wire transfer of immediately available funds to one or more accounts designated by the Buyer in writing.

(ii) If there is a Seller AUM Adjustment Amount, within five Business Days following the later of (A) the determination of the Final Closing Purchase Price Adjustment or (B) the AUM Adjustment Amount pursuant to Section 2.3(b), Buyer shall deliver to the Representative for distribution to the Sellers pro rata based on their respective Purchase Price Percentages to the Designated Accounts, the Seller AUM Adjustment Amount, if any, by wire transfer of immediately available funds.

(iii) If there is a Buyer AUM Adjustment Amount, then the Buyer shall first proceed against the Escrow Account to the extent of the funds available therein to satisfy any such claims and may not proceed directly against Sellers with respect thereto unless and until sufficient funds are no longer available in the Escrow Account. If the funds available in the Escrow Account are less than the Buyer AUM Adjustment Amount, the Sellers, severally and not jointly, pro rata based on their respective Purchase Price Percentages, shall, within five Business Days following the later of (A) the determination of the Final Closing Purchase Price

Adjustment or (B) the AUM Adjustment Amount pursuant to Section 2.3(b), deliver to the Buyer, the balance of the Buyer AUM Adjustment Amount by wire transfer of immediately available funds to one or more accounts designated by the Buyer in writing.

(iv) The Sellers and the Buyer shall be able to off-set any payments required to be paid by each such party with any payments to be received by each such party pursuant to this Section 2.3(d).

(e) Within seven (7) Business Days of the last Proposed Adjustment Amount becoming final and binding upon all parties (the “Escrow Expiration Date”) all remaining funds of the Escrow Account shall be disbursed to Sellers, pro rata based on their respective Purchase Price Percentages.

(f) All payments made pursuant to this Section 2.3, other than payments to Buyer from the Escrow Account, which shall be treated as a release of such escrowed amounts, shall be treated by all parties for tax purposes as adjustments to the Purchase Price.

Section 2.4. Purchase Price Allocation. The Purchase Price shall be allocated among the assets of the Company in compliance with Sections 743, 754, and 755 of the Code and the Treasury Regulations thereunder in accordance with the principles described in Schedule 2.4. The Representative has prepared and delivered to the Buyer a schedule allocating the Purchase Price (in percentages) among the assets of the Company (the “Allocation Schedule”), which Allocation Schedule shall be subject to the approval of the Buyer, which shall not be unreasonably withheld or delayed. The Buyer shall have a reasonable opportunity to review and comment on the Allocation Schedule before granting such approval. If the parties fail to agree on an acceptable allocation, the allocation shall be resolved in the manner described in Section 2.3(a). Each of the Buyer, the Sellers and the Company shall report the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule, as amended, for all Tax purposes and none of them shall take any position in any Tax Return that is inconsistent therewith unless otherwise required by applicable Law.

Section 2.5. The Representative.

(a) Appointment of the Representative. Each Seller hereby irrevocably appoints the Representative as the sole agent of the Sellers to act on behalf of such Person regarding any matter relating to or arising under this Agreement and the transactions contemplated by this Agreement, including for the purposes of: (i) receiving any payments due from the Buyer that are required under the terms of this Agreement to be paid to the Sellers and, where applicable, distributing such payments to the Sellers, pro rata based on their respective Purchase Price Percentages; (ii) taking any action on behalf of the Sellers, any individual Seller that may be necessary and desirable, as determined by the Representative in its sole discretion, in connection with the indemnification provisions set forth in Article VIII or Article XII, the amendment of this Agreement in accordance with Section 13.2 and the waiver of any provision of this Agreement in accordance with Section 13.5; (iii) taking any action on behalf of the Sellers, any individual Seller that may be necessary and desirable, as determined by the Representative in its sole discretion, in connection with negotiating or entering into settlements, resolutions and compromises with respect to the adjustments or payments contemplated by

Section 2.3; (iv) accepting notices on behalf of the Sellers, any individual Seller in accordance with Section 13.4; (v) executing and delivering, on behalf of the Sellers, any individual Seller, any notices, documents (other than employment agreements or arrangements) or certificates to be executed by the Sellers, any individual Seller in connection with this Agreement and the transactions contemplated by this Agreement; and (vi) granting any consent or approval on behalf of the Sellers, any individual Seller pursuant to this Agreement. As the representative of the Sellers, any individual Seller under this Agreement and the transactions contemplated by this Agreement, the Representative shall act as the agent for each Seller and shall have authority to bind each such Person in accordance with the terms hereof. The Representative will at all times be entitled to rely on any directions received from the Sellers; provided, however, that the Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in his capacity as the Representative based upon any such direction. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or any Seller arising out of this Section 2.5 for any purpose of Law, including federal or state income Tax purposes. Neither the Representative nor any of its Affiliates owes any fiduciary or other duty to any Seller arising out of this Section 2.5.

(b) Buyer Reliance. The Buyer may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Representative in connection with this Agreement and the transactions contemplated by this Agreement. The Buyer is entitled to deal exclusively with the Representative on all matters relating to this Agreement and the transactions contemplated by this Agreement. Any action taken or not taken or decisions, communications or writings made, given or executed by the Representative, for or on behalf of any Seller, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Person. Any notice or communication delivered by the Buyer to the Representative shall be deemed to have been delivered to all the Sellers. The Buyer shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller in connection with this Agreement and the transactions contemplated by this Agreement unless the same is made, given or executed by the Representative. For all purposes of this Agreement, the Buyer shall be entitled to regard and rely on all actions and decisions taken or made by any of the Founders, solely acting in such Founder’s capacity as a managing member of the Representative, as being the duly authorized actions and decisions of the Representative.

(c) Appointment as Attorney-in-Fact and Agent. Each Seller hereby appoints the Representative as such Person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Person’s name, place and stead, in any and all capacities, in connection with this Agreement and the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the transactions contemplated by this Agreement as fully to all intents and purposes as such Person might or could do in person.

(d) Limitation on the Representative’s Liability. Other than in its capacity as a Seller hereunder and without limitation to its obligations under this Agreement wherein the Representative acts in a capacity as the Representative, the Representative shall have no liability to the Buyer for any default under this Agreement by any other Seller or the Company. Except for fraud, criminal activity, gross negligence or willful misconduct on its part as determined by a final, non-appealable decision by a court of competent jurisdiction, the Representative shall have no liability to any other Seller under this Agreement for any act or omission by the Representative on behalf of the other Sellers.

(e) Retention of Counsel. The Representative shall be entitled to retain counsel and to incur such fees, costs and expenses as the Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement. Ther Representative (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such counsel. The Representative shall be reimbursed for all such fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) by the Sellers, severally and not jointly, pro rata based on their respective Purchase Price Percentages.

(f) Survival. All of the immunities and powers granted to the Representative under this Agreement shall survive the Closing or any termination of this Agreement. The grant of authority provided for herein is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, dissolution, winding up or liquidation of any of the Sellers.

(g) Limitation on the Buyer’s Liability. Notwithstanding anything to the contrary set forth herein, the Buyer shall not be liable for any Loss to any Person, including any Seller, for any action taken or not taken by the Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Representative, including any failure of the Representative to distribute, or to distribute or sub divide in the correct amounts, any payments made to the Representative by the Buyer for distribution to any Seller, among the Sellers or any other Person; it being understood that once the Buyer has made such a payment to the Representative for distribution to any Seller, among the Sellers or to such other Person, such payment shall constitute a complete discharge of the relevant payment obligation of the Buyer.

(h) Replacement of the Representative. The Representative may be removed by action of the Sellers owning a majority of the Membership Interests held by all Sellers and such removal shall be effective upon written notice to the Representative and the Buyer. If the Representative (i) is removed by the Sellers, (ii) dies or terminates its legal existence (if not an individual), (iii) becomes legally incapacitated, or (iv) resigns from its position as Representative, then the Sellers shall, as promptly as practicable thereafter, appoint a replacement Representative, which replacement Representative shall be reasonably acceptable to the Buyer. Such appointment shall be effective upon delivery of at least two Business Days prior written notice to the Buyer and, thereafter, the replacement Representative shall be deemed to be the Representative for all purposes of this Agreement. Any obligation of the Buyer to take any action in respect of the Representative shall be suspended during any period that the position of Representative is vacant.

ARTICLE III

THE CLOSING

Section 3.1. Closing; Closing Date. The closing of the sale and purchase of the Purchased Interests contemplated by this Agreement (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 10:30 a.m. local time, on December 30, 2011, provided that all of the conditions to the Closing set forth in Article IX and Article X (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions on the Closing Date) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Representative and the Buyer may agree in writing. The date upon which the Closing occurs is referred to as the “Closing Date.”

Section 3.2. Transactions to Be Effected at Closing. At the Closing, the following transactions shall be effected by the parties:

(a) the Representative or the Company shall deliver to the Buyer:

(i) (A) a certificate, executed by the Representative, setting forth a true, correct and complete list of the name of each holder of Membership Interests and the number of Membership Interests held by such Person immediately before the Closing; and (B) an assignment or other instrument of transfer reasonably acceptable to the Buyer of the Purchased Interests owned by the applicable Seller, duly executed by such Seller with all such other documents as may be reasonably requested by the Buyer to vest in the Buyer good and marketable title to the Purchased Interests being sold by such Seller free and clear of all Liens. The Company shall record the transfer of the Purchased Interests described in this Section 3.2(a) on its transfer books;

(ii) the Escrow Agreement executed by each Seller and the Escrow Agent;

(iii) the Third Amended and Restated Operating Agreement executed by each Seller;

(iv) each of the documents, certificates and items required to be delivered by the Sellers pursuant to Article IX; and

(v) other documents reasonably requested by the Buyer.

(b) The Buyer shall:

(i) pay to the Representative for distribution to each Seller, by wire transfer of immediately available funds to the Designated Accounts an amount equal to the Initial Purchase Price (reduced by the Escrow Amount) payable at Closing;

(ii) pay to the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Escrow Amount;

(iii) deliver the Escrow Agreement executed by the Buyer;

(iv) deliver the Third Amended and Restated Operating Agreement executed by the Buyer; and

(v) deliver each of the documents, certificates and items required to be delivered by the Buyer pursuant to Article X.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules, each Seller represents and warrants to the Buyer as follows:

Section 4.1. Corporate Organization. Such Seller (if such Seller is not a natural Person) has been duly organized, is validly existing and is in good standing under the Laws of its jurisdiction of organization. Such Seller has the requisite power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted. Such Seller (if such Seller is not a natural Person) is duly licensed or qualified and is in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of such Seller to enter into this Agreement or consummate the Contemplated Transactions.

Section 4.2. Due Authorization. Such Seller (if such Seller is not a natural Person) has all requisite power and authority, or (if such Seller is a natural Person) legal capacity, to execute and deliver each Transaction Document to which such Seller is or will be a party and to consummate the Contemplated Transactions. If such Seller is not a natural Person, the execution and delivery by the Seller of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the board of directors or other applicable governing body of such Seller, and no other proceeding, consent or authorization on the part of such Seller is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which such Seller is or will be a party has been or will be duly and validly executed and delivered by such Seller and constitutes, or will constitute, when executed and delivered by Buyer or the other parties thereto, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.3. No Conflict. The execution and delivery by such Seller of each Transaction Document to which such Seller is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any material Contract to which such Seller is a party or by which any of such Seller’s assets are bound;

(b) assuming compliance with the matters addressed in Section 4.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to such Seller;

(c) if such Seller is not a natural Person, violate or conflict with any Organizational Documents of such Seller; or

(d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on the Purchased Interests of such Seller.

Section 4.4. No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement and the absence of any changes in applicable law after the date hereof, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by such Seller with respect to such Seller’s execution or delivery of any Transaction Document to which such Seller is or will be a party or the consummation of the Contemplated Transactions.

Section 4.5. Litigation. There are no pending, or, to the Knowledge of such Seller, threatened material Actions before or by any Governmental Authority against such Seller that is reasonably expected to adversely affect or restrict the ability of such Seller to enter into and perform such Seller’s obligations under any Transaction Document to which such Seller is or will be a party. Such Seller is not subject to any outstanding Order that prohibits or otherwise restricts the ability of such Seller to consummate fully the Contemplated Transactions.

Section 4.6. Title to the Interests. As of the date hereof, such Seller is the sole record and beneficial owner of, and has good and valid title to, the Purchased Interests set forth opposite such Seller’s name on Schedule 4.6 free and clear of all Liens other than restrictions on transfer set forth in the Organizational Documents of the Company and which are effectively waived hereby at Closing. Upon delivery of such Seller’s Purchased Interests to the Buyer on the Closing Date, the Buyer will acquire all of such Seller’s Purchased Interests free and clear of any Liens. Such Seller does not and will not at the Closing hold the Purchased Interests in certificated form.

Section 4.7. Agreements.

(a) Such Seller is not a party to any non-competition, trade secret or confidentiality agreement, arrangement or understanding with respect to Investment Management Services with any Person other than the Company. There are no agreements or arrangements not contained herein or disclosed in Schedule 4.7(a) to which such Seller is a party or by which he is otherwise bound relating to the company’s business or to such Seller’s rights and obligations as a Seller or as a member of the board of managers, member, partner, officer or employee of any Company Entity (other than the Organizational Documents). Such Seller is not in material violation of any term of the Company’s Organizational Documents.

(b) Except as set forth on Schedule 4.7(b), no Seller (i) owns, directly or indirectly, on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which is publicly traded, provided such Seller’s holdings therein, together with any holdings of his Affiliates and Immediate Family Members, are less than five percent (5.0%) of the outstanding shares or comparable interest in such entity in the aggregate) in, or (ii) serves as an employee, independent contractor, officer, director, member, partner, or in another similar capacity of, any Client (other than indirectly through the Company), any Competing Business, or any other organization which has or during the thirty-six (36) months preceding the date of this Agreement has had a Contract or arrangement with any Company Entity involving annual payments in excess of $150,000 in any year.

Section 4.8. Legal Compliance.

(a) Such Seller is not and since the date the Company began operations has not been charged with, or threatened with or under investigation by any Governmental Authority with respect to any material violation of any Laws relating to or otherwise affecting the Company business, the Company Entities or the contemplated transactions.

(b) Such Seller is not and since the date the Company began operations has not been subject to any cease-and-desist or other order issued by, is not and since the date the Company began operations has not been a party to any written agreement, consent agreement or memorandum of understanding with, is not and since the date the Company began operations has not been a party to any commitment letter or similar undertaking to, is not and since the date the Company began operations has not been subject to any order or directive (specifically applicable to him that is not generally applicable to the investment management industry or similarly situated businesses) by, and is not and since the date the Company began operations has not been a recipient of any supervisory letter from any self-regulatory organization or government entity, that materially adversely affects or otherwise materially restricts the conduct of the Company’s business or the activities of such Seller in connection therewith, and such Seller is not and since the date the Company began operations has not been threatened with the imposition or receipt of any of the foregoing. Such Seller is not and since the date the Company began operations has not been, subject to any disciplinary or other regulatory compliance suit, action or proceeding by a Governmental Authority.

(c) Since January 1, 2009, there have been no material violations or, to the Knowledge of such Seller, allegations of material violations, by such Seller of the Code of Ethics of the Company, the insider trading policies of the Company or the conflicts policies of the Company, in each case, as in effect at such time.

(d) Schedule 4.8(d) sets forth the value of such Seller’s individual investment in each of the Funds as of November 1, 2011 (both directly and indirectly).

Section 4.9. Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the Contemplated Transactions based upon arrangements made by such Seller or any of its Affiliates, other than the Company as set forth herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to the Buyer as follows:

Section 5.1. Company Organization. The Company has been duly organized and is validly existing as a limited liability company in good standing under the Laws of its jurisdiction of organization. The Company has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not impair in any material respect the ability of the Company to enter into this Agreement or consummate the transactions contemplated by this Agreement. The Company has supplied the Buyer with a true, correct and complete copy of its Organizational Documents, each as in effect on the date hereof.

Section 5.2. Due Authorization. The Company has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by the Company of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by all necessary action of the Company, and no other proceeding, consent or authorization on the part of the Company is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which the Company is or will be a party, has been or will be duly and validly executed and delivered by the Company and constitute, or will constitute, when executed and delivered by Buyer or the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 5.3. No Conflict. The execution and delivery by the Company of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any Material Contract (other than Advisory Contracts as disclosed in Schedule 5.4) to which the Company or any of its Subsidiaries is a party or by which any of the Company’s or any of its Subsidiaries’ assets are bound;

(b) assuming compliance with the matters addressed in Section 5.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that,

after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to the Company or any of its Subsidiaries;

(c) violate or conflict with the Organizational Documents of the Company or any of its Subsidiaries; or

(d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Company or any of its Subsidiaries.

Section 5.4. No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement and the absence of any changes in applicable law after the date hereof, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by the Company or any of its Subsidiaries with respect to the execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions, except for (a) as otherwise disclosed on Schedule 5.4 and (b) except as would not reasonably be likely to impair in any material respect the ability of the Company to enter into this Agreement or consummate the transactions contemplated by this Agreement.

Section 5.5. Litigation. There are no pending or, to the Knowledge of the Company, threatened material Actions before or by any Governmental Authority or by any other Person against the Company or any of its Subsidiaries that, if adversely decided, is material to the Company and its Subsidiaries taken as a whole or would reasonably be expected to adversely affect in any respect or restrict the ability of the Company or any of its Subsidiaries to enter into and perform the obligations under any Transaction Document to which the Company or any of its Subsidiaries are or will be a party. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that prohibits or otherwise restricts the ability of the Company or any of its Subsidiaries to fully consummate the Contemplated Transactions.

Section 5.6. Capitalization.

(a) As of the date hereof, other than the Membership Interests represented by the Percentage Interests listed on Schedule I there are no other outstanding (i) equity interests or other securities of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for equity interests or other securities of the Company or (iii) options, preemptive rights, stock appreciation, phantom stock or profit participation rights with respect to, or other rights to acquire from the Company, or other obligations of the Company to issue, any equity interests or other securities or securities convertible into or exchangeable for equity interests or other securities of the Company.

(b) Immediately prior to the Closing, other than the membership interests listed on Schedule 5.6(b) there will be no other outstanding (i) equity interests or other securities of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for equity interests or other securities of the Company or (iii) options, preemptive rights, stock appreciation, phantom stock or profit participation rights with respect to, or other rights to acquire from the Company, or other obligations of the Company to issue, any equity interests or other securities or securities convertible into or exchangeable for equity interests or other securities of the Company.

(c) Immediately after the Closing, the capitalization of the Company will be as set forth on Schedule 5.6(c), and there will be no other outstanding (i) equity interests or other securities of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for equity interests or other securities of the Company or (iii) options, preemptive rights, stock appreciation, phantom stock or profit participation rights with respect to, or other rights to acquire from the Company, or other obligations of the Company to issue, any equity interests or other securities or securities convertible into or exchangeable for equity interests or other securities of the Company.

(d) The Company has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of the Company on any matter. There are no Contracts to which the Company is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any equity interests or other securities of, or voting interest in, the Company, or (b) vote or dispose of any equity interests or other securities of the Company. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of equity interests or other securities of the Company. The Company and its Subsidiaries have no Indebtedness.

Section 5.7. Subsidiaries.

(a) Schedule 5.7(a) sets forth a true, correct and complete list, as of the date hereof, of each of the direct or indirect Subsidiaries of the Company and their respective jurisdictions of organization. Each of the Subsidiaries identified on Schedule 5.7(a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and is in good standing as a foreign corporation or other legal entity in all jurisdictions in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and has not and would not reasonably be expected to impair in any material respect the ability of the Company to enter into this Agreement or consummate the transactions contemplated by this Agreement. All outstanding Capital Stock of each Subsidiary is held directly by the Company. All of the issued and outstanding Capital Stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights with respect thereto. The Company has supplied the Buyer with a true, correct and complete copy of the Organizational Documents, each as in effect on the date hereof, of each of its Subsidiaries.

(b) Except as set forth on Schedule 5.7(a), with respect to each Subsidiary of the Company, there is no other Capital Stock of such Subsidiary authorized, issued, reserved for issuance or outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of any Subsidiary of the Company to which the Company or any Subsidiary of the Company is a party or is bound. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members or stockholders of such Subsidiary on any matter. There are no Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock of, or other equity or voting interest in, any Subsidiary of the Company or the Company, or (ii) vote or dispose of any Capital Stock of, or other equity or voting interest in, any Subsidiary of the Company or the Company. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of equity securities of any Subsidiary of the Company. None of the Company and its Subsidiaries is obligated to make any loan or capital contribution to any Subsidiary of the Company.

(c) Other than the Capital Stock of its Subsidiaries and its record ownership of securities held by Clients, the Company does not own any Capital Stock of any Person. None of the Company and its Subsidiaries is obligated to make any investment in or capital contribution to any Person.

Section 5.8. Financial Statements.

(a) Schedule 5.8(a) sets forth true, correct and complete copies of each of (a) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries (the “Latest Balance Sheet”) as of September 30, 2011 and the related consolidated statements of operations, changes in member’s equity and cash flows for the nine-month period then ended (together with the Latest Balance Sheet, the “Interim Financial Statements”), and (b) the consolidated statement of financial condition of the Company and its Subsidiaries for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 (the “Reviewed Balance Sheet”) and statements of operations, changes in member’s equity and cash flows for the years then ended, in each case as reviewed by McGladrey & Pullen LLP (together with the Reviewed Balance Sheet, the “Reviewed Financial Statements”).

(b) The Reviewed Financial Statements and the Interim Financial Statements, collectively, are hereinafter referred to as the “Financial Statements.” Except as set forth on Schedule 5.8(a), the Financial Statements present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures, and (ii) changes resulting from normal immaterial year-end adjustments. Except as set forth in the Financial Statements, none of the Company and its Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

Section 5.9. No Undisclosed Liabilities. There are no Liabilities of or with respect to the Company or any of its Subsidiaries other than (a) the Transaction Expenses or consensual Liabilities required to be incurred to comply with the obligations set forth in this

Agreement, (b) Liabilities disclosed in the Financial Statements, (c) Liabilities for performance under Contracts entered into in the ordinary course of business to be performed after the date hereof (excluding any Liability for breach) or (d) Liabilities incurred in the ordinary course of business consistent with past practice, since the date of the Latest Balance Sheet, that individually or in the aggregate, are not, and would not reasonably be expected to be, material and adverse to the Company and its Subsidiaries, taken as a whole.

Section 5.10. Absence of Certain Developments. Since the date of the Latest Balance Sheet through the date hereof, (a) the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice, other than in connection with the Contemplated Transaction, and (b) except as set forth on Schedule 5.10, there has not been any Material Adverse Effect and no circumstances have arisen, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.11. Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, subject to any applicable extensions for filing. All such Tax Returns (including information provided therewith or with respect to thereto) are true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have fully and timely paid all material Taxes owed or payable with respect to the Company and each Subsidiary (whether or not shown on any Tax Return) (unless not yet due).

(c) No material audit by any Governmental Authority is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries. No Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes with respect to the Company or any of its Subsidiaries. No claim in writing has been made by any Governmental Authority in a jurisdiction for which Tax Returns have not been filed by or with respect to the Company or its Subsidiaries that the Company or its Subsidiaries may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing with respect to the Company and its Subsidiaries have been fully and timely paid, settled or properly reflected in the Financial Statements.

(d) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.

(e) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”), or has any liability for Taxes of any Person as a transferee or successor, pursuant to a Contract or otherwise.

(f) The Company and its Subsidiaries have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws (unless not yet due).

(g) The Company has been classified as a partnership for all Tax purposes since the date of its formation. Other than ABS Investment Management (Asia) Ltd., each of the Company’s Subsidiaries has been treated as a disregarded entity for all Tax purposes since the date of its formation.

(h) Neither the Company nor any of its Subsidiaries have ever participated in and have any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (other than a transaction that involved one or more "notional principal contracts" or another transaction which the Company reasonably believed was not a listed transaction (including any transaction with respect to which a "protective" IRS Form 8886 was filed, upon the advice of accountants or other outside advisors)).

(i) The Company and each Subsidiary that is a partnership for U.S. federal income tax purposes has made a valid election under Section 754 of the Code and such election has not been revoked.

Section 5.12. Contracts.

(a) Schedule 5.12(a) contains a true, correct and complete list of all Material Contracts as of the date hereof. “Material Contracts” means any Contract to which the Company or any of its Subsidiaries is a party and which falls within any of the following categories:

(i) any Advisory Contract or any other Contract for the provision of Investment Management Services or other similar services;

(ii) any Contract for the provision of services, other than Investment Management Services, to Clients (e.g., brokerage services, tax preparation or similar services) involving aggregate payment or consideration in excess of $150,000;

(iii) any Contract relating to Indebtedness of the Company or any of its Subsidiaries;

(iv) any Contract relating to the title to, or ownership, lease, use, sale, exchange or transfer of, any leasehold or other interest in any real or material personal property;

(v) any Contract which the Company or any of its Subsidiaries would incur any change-in-control payment or similar compensation obligations to any Person, including any member or employee of the Company or any of its Subsidiaries, by reason of any Transaction Document or the consummation of any of the Contemplated Transactions;

(vi) any profits interest plan or arrangement;

(vii) any Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount to any Person involving aggregate payment or consideration in excess of $150,000 in any year, or $300,000 in the aggregate for all years, other than trade credit in the ordinary course of business consistent with past practice;

(viii) any joint venture, partnership or limited liability company Contract;

(ix) any employment, severance, retention, non-competition or separation Contract with any current or former member, officer, employee or consultant of the Company or any of its Subsidiaries;

(x) any Contract which purports to limit or restrict the ability of the Company or any of its Subsidiaries to enter into or engage in any market or line of business or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

(xi) any Contract for the sale, transfer or acquisition of any of the material assets, equity securities or businesses of the Company or any of its Subsidiaries (other than, in the case of sales or transfers of assets, in the ordinary course of business consistent with past practice) or for the grant to any Person of any preferential rights to purchase any of the assets, equity securities or businesses of the Company or any of its Subsidiaries, in each case under which there are material outstanding obligations;

(xii) any license, covenant-not-to-sue or other Contract granting the Company or any of its Subsidiaries the right to use any Intellectual Property that is material to the conduct of its business (other than off-the-shelf software licenses and Contracts the restrictions of which would not reasonably be expected to interfere with the business of the Company and its Subsidiaries);

(xiii) any Contract for capital expenditures involving payments of more than $300,000 individually or in the aggregate, in each case under which there are material outstanding obligations;

(xiv) any Contract entered into in the past three years involving any resolution or settlement of any actual or threatened Action with a value of greater than $150,000 and which imposes material continuing obligations on the Company or any of its Subsidiaries;

(xv) any Contract under which the Company or any of its Subsidiaries has continuing material indemnification obligations to any Person, involving aggregate payments or consideration in excess of $150,000 other than those entered into in the ordinary course of business consistent with past practice;

(xvi) any Contract with any labor union or association relating to any current or former employee of the Company or any of its Subsidiaries;

(xvii) any Contract for the placement, distribution or sale of shares, units or other ownership interests of any Fund or future investment vehicle, including solicitation agreements and investor referral agreements;

(xviii) any custody, transfer agent, shareholder service, administrative, accounting and other similar Contracts to which the Company or its Subsidiaries is a party involving aggregate payments or consideration in excess of $150,000 in any year, other than any Advisory Contract;

(xix) any Contract (including “side letters” or similar arrangements) requiring the Company or its Subsidiaries (A) to co-invest with any other Person; (B) to provide seed capital or similar investment or (C) to invest in any investment product (including any contract requiring any additional or “follow-on” capital contributions or that contains any provisions regarding priority with respect to the allocation of investment opportunities);

(xx) any Contract that contains (A) a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by the Company or any of its Subsidiaries of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to any such Person or (B) a “most favored nation” or similar provision with any Client;

(xxi) any Contract by which a Company Entity has agreed to cap its fees, share its fees or other payments, share its expenses, waive its fees or to reimburse or assume any or all of its fees or expenses thereunder;

(xxii) any Contract that provides for earn-outs or other similar contingent obligations of any Company Entity;

(xxiii) any Contract that contains (A) “key person” provisions pertaining to employees of the Company or its Subsidiaries or (B) any of the following rights provided to a Client: (1) special withdrawal or redemption rights, (2) designation rights regarding advisory boards or similar provisions, (3) anti-dilution rights or (4) special notice or reporting requirements, including any “side letters” or similar arrangements in connection with investments made by the Funds;

(xxiv) any Contract with a consultant or independent contractor for assistance with providing Investment Management Services (including marketing of any Advisory Contracts) or with any placement agent, finder or solicitor;

(xxv) any Contract with any Governmental Authority (other than a Contract relating to an investment by a Governmental Authority in a Fund or Account; or

(xxvi) any other Contract (or group of related agreements) the performance of which requires aggregate payments to or from the Company or any of its Subsidiaries in excess of $150,000 per year that is not terminable with less than 60 days notice, or that is otherwise material to the Company and its Subsidiaries, taken as a whole.

(b) Prior to the date hereof, the Buyer has been supplied with a true, correct and complete copy of each written Material Contract. All side letters of the Company Entities with Advisory Clients have been disclosed to the Buyer.

(c) Each Material Contract is a valid and binding obligation of the Company or its Subsidiary, as applicable, is in full force and effect and is enforceable against the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, against the other parties thereto, subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries is in material breach, violation of or default under any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Company or any of its Subsidiaries under any Material Contract, or, to the Knowledge of the Company, the other parties thereto.

Section 5.13. Intellectual Property.

(a) All material proprietary Intellectual Property (including The ABSolute proprietary platform) used in the operation of the business of the Company and its Subsidiaries (the “Company Intellectual Property”) is exclusively owned by the Company or one or more of its Subsidiaries (the “Owned Intellectual Property”) and all other material Intellectual Property used in the operation of the business is either owned or licensed by the Company or one or more of its Subsidiaries pursuant to a valid license Contract (the “Licensed Intellectual Property”). The Company and its Subsidiaries have taken reasonable actions to maintain and protect each item of Company Intellectual Property and their exclusive ownership of material Owned Intellectual Property (including The ABSolute proprietary platform) and the Company and its Subsidiaries have entered into Intellectual Property assignment agreements with all Persons who have created, invented, developed or contributed to material Owned Intellectual Property (including The ABSolute proprietary platform).

(b) Schedule 5.13(b) sets forth a true, correct and complete list of all Owned Intellectual Property that is registered, issued or the subject of a pending application. All of the registrations, issuances and applications set forth on Schedule 5.13(b) are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees, costs and expenses in respect thereof, and all filings related thereto, have been duly made. The Company and its Subsidiaries exclusively own and possess all right, title and interest in and to the Owned Intellectual Property, including all right, title and interests in the ABSolute proprietary platform, in each case free and clear of all Liens and claims of third parties.

(c) The conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person in any material respect, and there is no material Action pending or, to the Knowledge of the Company, threatened alleging any such infringement or violation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Company Intellectual Property and, to the Knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such material Action. The Company has not made any claim in writing that a Person has infringed, diluted, misappropriated or violated any Owned Intellectual Property. As of the date hereof, to Company’s the Knowledge, there are no actual or threatened opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, existence or ownership of any Owned Intellectual Property.

(d) The Company Intellectual Property is sufficient for the Company to carry on the business of the Company and its Subsidiaries from and after the Closing Date in all material respects as presently carried on by the Sellers and their Affiliates, consistent with the past practice of the Sellers and such Affiliates with respect to the business of the Company and its Subsidiaries.

(e) The Company and its Subsidiaries have a privacy policy (the “Privacy Policy”) regarding the collection and use of personally identifiable information (“Personal Information”), a true, correct and complete copy of which has been provided to the Buyer prior to the date hereof. The Company and each of its Subsidiaries is in material compliance with all applicable Laws regarding the collection, use and protection of Personal Information and with the Company’s and its Subsidiaries’ Privacy Policy, and to the Knowledge of the Company, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company or any of its Subsidiaries. The Company and its Subsidiaries have reasonably adequate security measures in place to protect Personal Information stored in their computer systems from unlawful use by any third party or any other use by a third party that would violate the Privacy Policy. The execution, delivery and performance of the Transaction Documents and the consummation of the Contemplated Transactions do not violate the Privacy Policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries. No material Actions are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the collection or use of Personal Information.

Section 5.14. Real Estate; Personal Property. Neither the Company nor any of its Subsidiaries owns any real property. The Company and each of its Subsidiaries owns good and marketable title to, or holds title to, or holds valid and enforceable leases for, the material tangible assets and personal property shown to be owned or leased by it on the Latest Balance Sheet, in each case free and clear of all Liens, except for Permitted Liens.

Section 5.15. Employees. Schedule 5.15 sets forth a true, correct and complete list, as of the date hereof, setting forth the name, position, job location, primary place of residence, salary or wage rate, commission status, bonus opportunity, total compensation for the twelve (12) month period ending December 31, 2010, date of hire, full or part-time status, “exempt” or “non-exempt” status, and leave status for each employee, officer, member of the board of directors of, or independent contractor providing service to, the Company and its Subsidiaries as of the date hereof.

Section 5.16. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is the subject of, nor, to the Knowledge of the Company, is there threatened, any material Action reasonably likely to give rise to a material Liability asserting that the Company or any of its Subsidiaries has committed an unfair labor practice, nor is there pending or, to the Knowledge of the Company, threatened, nor has there been in the past three years, any organized effort or demand for recognition or certification or attempt to organize employees of the Company or any of its Subsidiaries by any labor organization. There is no pending nor, to the Knowledge of the Company, threatened labor strike, walk-out, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no labor strike, walk-out, work stoppage, slowdown or lockout has occurred during the three years preceding the date hereof.

(b) As of the date hereof, no employee of the Company or any of its Subsidiaries set forth on Schedule 5.16(b) has given notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement or noncompetition agreement.

Section 5.17. Employee Matters.

(a) Plans and Documents. The Company has made available to the Buyer a complete and accurate copy of each Company Plan (including amendments thereto) and (if applicable) (A) each trust or other funding arrangement for a Company Plan; (B) each summary plan description and summary of material modifications for a Company Plan; (C) the most recently filed IRS Form 5500, together with all schedules thereto, for a Company Plan; (D) the most recently received IRS determination letter for each such Company Plan; and (E) the most recently prepared actuarial report and financial statement in connection with each such Company Plan. To the Knowledge of the Company, no employee, officer, director of the Company or its Subsidiaries receives compensation for services to the Company or its Subsidiaries from any Person other than the Company and its Subsidiaries.

(b) Compliance. Each Company Plan has been (i) established and operated in all material respects in compliance with the requirements of all applicable Laws and governmental orders, including ERISA and the Code, and (ii) administered, operated and managed in accordance with its governing documents in all material respects, and neither the Company nor any of its Subsidiaries is in default with respect to any material term or condition of any Company Plan, nor will the Closing result in any such default, including after the giving of notice, lapse of time or both. All material contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates or, if applicable, accrued in accordance with normal accounting practices.

(c) Qualification of Certain Plans. Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter from the IRS which would reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any trust established in connection with any Company Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code.

(d) Absence of Certain Types of Plans. No Company Plan is subject to Title IV of ERISA or is otherwise a defined benefit pension plan (whether or not subject to U.S. Law), or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company, any of its Subsidiaries and any of their ERISA Affiliates has now or at any time during the last six years contributed to, sponsored, or maintained (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Single Employer

Plan”). No Company Plan provides for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, including relevant provisions of the American Recovery and Reinvestment Act of 2009 and the Department of Defense Appropriations Act of 2010, or similar state or local Law.

(e) Absence of Certain Liabilities and Events. Except as could not result in a material liability to the Company or any of its Subsidiaries there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan. There are no pending or, to the Knowledge of the Company, threatened Actions (other than Actions or claims for benefits in the ordinary course) which have been asserted in writing or instituted against a Company Plan or any fiduciaries thereof with respect to their duties to a Company Plan that could result in a material liability to the Company or any of its Subsidiaries.

(f) Acceleration and Vesting. Except as set forth on Schedule 5.17(f), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will cause or result in (either alone or in combination with another event) (i) material liability to any current or former employee of the Company or any of its Subsidiaries for any payments or (ii) the acceleration of the timing of payment or vesting in or triggering of any material payment or funding of compensation or benefits under, or a material increase in the amount payable or triggering any other obligation pursuant to, any Company Plan. Neither the Company nor any of its Subsidiaries have a policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment.

(g) Independent Contractors/Immigration/No Termination. To the Knowledge of the Company, no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Plan, and neither the Company nor any of its Subsidiaries have any material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. A completed Form I-9 is on file with respect to each employee of the Company and its Subsidiaries who performs services in the United States. No independent contractor or consultant providing services to the Company or any of its Subsidiaries is eligible to participate in any Company Plan.

(h) 409A. Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, each Company Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) for any service provider to the Company or any of its Subsidiaries or their ERISA Affiliates (i) complies with the requirements of Section 409A of the Code and the regulations promulgated thereunder or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations, and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treas. Reg. §1.409A-6(a)(4)) since October 3, 2004.

Section 5.18. Insurance. The insurance policies and binders maintained by the Company and its Subsidiaries and provided to the Buyer are, to the Knowledge of the Company, valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of the Company, is the termination of any such policies or binders threatened. There is no material Action pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders.

Section 5.19. Compliance with Laws. The Company and its Subsidiaries have been since January 1, 2009, and are in compliance in all material respects with all Laws and Orders (including all Environmental Laws and Labor Laws) to which the Company and its Subsidiaries are subject, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that such Person is not in compliance with any applicable Law or Order (including any applicable Environmental Law or Labor Law) except for such non-compliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

Section 5.20. Accounting Controls.

(a) None of the Company Entities has received any complaint, allegation, assertion or claim in writing, in each case regarding a material aspect of the accounting practices, procedures, methodologies or methods of any of the Company Entities or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that a Company Entity has engaged in questionable accounting or audit practices. The Company has made available to the Buyer any management letters, or other written communications, including with respect to proposed adjustments, from any of the Company Entities’ auditors to any Company Entity, any officer of a Company Entity or the board of managers (or equivalent body) of any Company Entity, in any case regarding (i) any significant deficiencies and material weaknesses in the design or operation of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the ability of any Company Entity to record, process, summarize and report financial data, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in any Company Entity’s internal control over financial reporting, or (iii) any other deficiencies in the accounting system of any Company Entity.

Section 5.21. Assets Under Management.

(a) The aggregate dollar amount of assets under management by the Company or any of its Subsidiaries as of the Base Date is accurately set forth on Schedule 5.21. Set forth on Schedule 5.21(a)(i) is a list as of the Base Date of all Advisory Contracts, setting forth with respect to each such Advisory Contract as of the Base Date:

(i) the name of the Advisory Client or Fund under such Advisory Contract, indicating any such Advisory Client that is (A) the Company, a Subsidiary of the

Company, a Seller or an Immediate Family Member of any Seller, (B) an Affiliate of the Company, any of the Sellers or an Immediate Family Member of any Seller, (C) a director, officer or employee of any of the foregoing, or (D) a trust or collective investment vehicle in which any of the foregoing is a holder of a beneficial interest (any of the foregoing Advisory Clients described in clauses (A)-(D), a “Related Advisory Client”);

(ii) the amount of assets under management of the Company pursuant to such Advisory Contract at the Base Date and any amounts thereof not subject to fees and carried interests;

(iii) (A) the fee payable with respect to such Advisory Contract (including the fees payable by each share class in each Fund) and (B) any other fees payable by the Advisory Client or Fund in connection with Investment Management Services provided by the Company and its Subsidiaries other than pursuant to such Advisory Contract, and (C) any fees or other payments required to be paid by the Company and its Subsidiaries, as applicable, to third parties in connection with such Advisory Contract and/or the relationship with such Advisory Client; and

(iv) if applicable, any limitation, waiver, cap or restriction on the amount payable pursuant to such Advisory Contract (including without limitation pursuant to any Contracts pursuant to which the Company, any Subsidiary of the Company or any of the Sellers has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce fees or charges payable under such Advisory Contract or by or with respect to the Advisory Client or Fund Client party thereto, as applicable), or changes in the amount of assets under management pursuant to such Advisory Contract as a result of deposits or withdrawals made by the applicable Advisory Client or Fund Client (or, in the case of any Advisory Clients that are collective investment vehicles, deposits or withdrawals made in such Advisory Client), in each case from the Base Date to the Closing Date.

(b) Except as set forth on Schedule 5.21(b) with respect to a particular Advisory Contract, there are no contracts, agreements, arrangements or understandings pursuant to which the Company, any of its Subsidiaries or any of the Sellers has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Advisory Clients set forth on Schedule 5.21(b) or pursuant to any of the Contracts set forth on Schedule 5.21(b). Except as is set forth on Exhibit G, the Company has not received notice from any Advisory Client of the Company (or, in the case of Advisory Clients that are collective investment vehicles, underlying investors or beneficiaries therein, as applicable) expressing an intention to terminate or reduce its investment relationship with the Company or any of its Subsidiaries or adjust the fee schedule with respect to any contract in a manner which would reduce the fees or other payments to the Company (including after giving effect to the Closing) in connection with such Advisory Client relationship. Except as set forth on Schedule 5.21(b), none of the Company, the Sellers or provides Investment Management Services to any Person (other than their respective Immediate Families Members) other than pursuant to an Advisory Contract, and none of the Sellers (or any of their respective Immediate Family Members or Affiliates, other than the Company) are parties to any of the Advisory Contracts.

Section 5.22. Clients.

(a) Each Client to which the Company or any of its Subsidiaries provides Investment Management Services that has identified itself to the Company or any of its Subsidiaries after reasonable inquiry by the Company and its Subsidiaries as (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or Section 4975 of the Code; (ii) a Person acting on behalf of such a plan; or (iii) an entity whose underlying assets are deemed to constitute the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an “ERISA Client”) has been managed by the Company or its Subsidiaries, as the case may be, such that the Company or its Subsidiaries in the provision of such services is in compliance in all material respects with the applicable requirements of ERISA and Section 4975 of the Code. Schedule 5.22(a) identifies each Advisory Client that has identified itself to the Company or any of its Subsidiaries as an ERISA Client with a footnote to that effect. The Company and its Subsidiaries (other than the Funds) are qualified professional asset managers (a “QPAM”) (as such term is used in Prohibited Transaction Class Exemption 84-14, as amended) (the “QPAM Exemption”). The Company and its Subsidiaries are not disqualified from relying on the QPAM Exemption with respect to transactions managed by the Company and its Subsidiaries due to the application of Section I(g) of the QPAM Exemption.

(b) To the Knowledge of the Company, no dispute exists between the Company and any Advisory Client of the Company that is material to the Company’s relationship with such Advisory Client.

(c) No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to (i) the Company, (ii) any Seller, (iii) any other officer, member or employee of the Company (in connection with the business of the Company), or (iv) any Client of the Company (solely in connection with the provision of Investment Management Services to such Client by the Company).

(d) With respect to each Advisory Client, each investment made by the Company on behalf of such Advisory Client has been made, in all material respects, in accordance with such Advisory Client’s investment policies, guidelines and restrictions set forth in (or otherwise provided to the Company pursuant to or in connection with) its Advisory Contract in effect at the time the investments were made (and, with respect to each Advisory Client that is a collective investment vehicle, to the Knowledge of the Company, each investment has been made in all material respects in accordance with such Advisory Client’s investment policies, guidelines and restrictions set forth in its offering documents, constituent documents and marketing materials, in each case as in effect at the time the investments were made), and has been held thereafter, in all material respects in accordance with such investment policies, guidelines and restrictions. With respect to each Advisory Client, the Company has at all times complied in all material respects with such Advisory Client’s Advisory Contract. Each of the investments made by a Fund has been made in all material respects in accordance with its investment policies and restrictions set forth in the Organizational Documents of such Fund in effect at the time the investments were made and has been held in accordance in all material respects with its respective investment policies and restrictions, to the extent applicable and in effect at the time such investments were held.

(e) Except for the Funds, there are no collective investment vehicles (including any general or limited partnership, limited liability company, trust, company or commingled fund) organized in any jurisdiction (a) sponsored or promoted by the Company, any of its Subsidiaries or any Seller or (b) for which the Company, any of its Subsidiaries or any Seller acts as a general partner, trustee or managing member (or in a similar capacity), principal underwriter or distributor. A copy of the offering document for each Fund has been provided to the Buyer by the Company prior to the date hereof. Each Fund is, and its Fund Agreement has been, operated in compliance in all material respects with applicable Law and its respective investment objectives, policies and restrictions, as set forth in its private placement memorandum or other offering documents. All material notifications to all Governmental Authorities required by applicable Laws have been made to permit such activities as are carried out by such Fund and all material Licenses required by all applicable Laws have been obtained.

(f) No Company Entity is subject to Section 15 of the Investment Company Act. None of the Company Entities has (i) sponsored any collective investment vehicles required to be registered as an investment company under the Investment Company Act, (ii) provided Investment Management Services to or through any investment company registered, or required to be registered, under the Investment Company Act, or (except for the Funds and Accounts) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exclusions from such definition contained in Sections 3(c)(1) or 3(c)(7) of the Investment Company Act, or (iii) provided Investment Management Services to or through any issuer or other Person that is required to be registered under the applicable Laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities. Except for the Funds listed in Schedule 1.1, none of the Company Entities currently provides Investment Management Services to any other fund.

(g) Since their initial offering, the shares or other ownership interests of each of the Funds (as applicable) have been offered for sale by the Company pursuant to, and in compliance with, exemptions from registration under securities Laws of each jurisdiction in which they have been sold or offered for sale and in all cases, not involving any public offering. All of the outstanding shares or other ownership interests of each Fund (as applicable) are duly authorized, validly issued, fully paid and non-assessable, and none of such shares or other ownership interests has been issued in violation of any applicable Laws. Each of the Funds is an entity duly formed, validly existing and in good standing or subsisting, as applicable, in the jurisdiction of its organization and is duly qualified to do business under all applicable Laws to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted, in each case other than failures which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(h) The Company has made available to the Buyer true, correct and complete copies of the audited financial statements, prepared in accordance with the generally accepted accounting principles as in effect in the jurisdiction of organization of each Fund or such generally accepted accounting principles as are agreed-upon and required in the applicable Advisory Contract of each Fund for which audited financial statements are produced and available (with respect to each such Fund, its “Applicable Fund GAAP”), of each of the Funds for the fiscal periods commencing on or after January 1, 2009 (or such shorter period as such Fund shall have been in existence) set forth in Schedule 5.22(h) (each hereinafter referred to as a “Fund Financial Statement”). Each of the Fund Financial Statements presents fairly in all material respects the consolidated financial position of the related Fund in accordance with its Applicable Fund GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such Fund Financial Statement and the results of operations and cash flows for the respective periods indicated. The Fund Financial Statements reflect and, to the extent required by Applicable Fund GAAP, disclose all material changes in accounting principles and practices adopted by each of the Funds during the periods covered by each Fund Financial Statement. None of the Funds has any liabilities except (i) liabilities reserved in accordance with Applicable Fund GAAP on the most recent balance sheet included in its Fund Financial Statements, (ii) liabilities incurred since the date of such balance sheet in the ordinary course of business of such Fund consistent with past practice, and (iii) liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not required by Applicable Fund GAAP to be reflected on such balance sheet. None of the Funds has received a qualified opinion from its independent auditor. Each Fund, Company Entity and the Company, as applicable, has complied with the requirements of Rule 206(4)-2 under the Investment Advisers Act with respect to all Funds and Accounts.

(i) None of the Company Entities or any Person who is an “affiliated person” (as defined in the Investment Company Act) or any other “interested person” of any of the Company Entities (as defined in the Investment Company Act), receives or is entitled to receive any compensation directly or indirectly from any of the Funds or their security holders for other than bona fide investment advisory, administrative or other services.

(j) To the extent any Fund has an administrator, prime broker, custodian or trustee, such Person is a third-party entity independent of any of the Company Entities undertaking asset management services for the Funds.

(k) Other than in respect of general partner obligations, none of the Company Entities is liable in connection with, on behalf of, or for, any obligation of any of the Funds.

(l) Except as set forth on Schedule 5.22(l), as of the Base Date, no Fund or Account has a “net loss carryforward” that would require offsetting gains prior to accrual of incentive allocations or fees.

(m) No return of previously paid carried interest, incentive allocations or other similar payments has been required with respect to any Fund or Account.

(n) The assets and liabilities of each Fund or Account have been marked-to-market in all material respects in accordance with the Company’s mark-to-market procedures and valuation policy.

(o) With respect to each Advisory Client and Fund, all investments by the Company on behalf of such Advisory Client or Fund have at all times been made in compliance in all material respects with the investment, operational and risk management policies of the Company attached hereto as Exhibit H. With respect to each Account, all investments by any Fund or by the Company acting on behalf of such Advisory Client (the “Underlying Accounts”) have at all times been structured as passive investments and neither any Fund nor the Company acting on behalf of such Advisory Client has at any time been involved in any investment decisions on behalf of or in active governance or management with respect to any of the Underlying Accounts, including, but not limited to: (i) no seats on advisory board, investment committee or a similar governing body of any Underlying Accounts (including governing bodies of the managers, general partners, sponsors or trustees of such Underlying Accounts), (ii) no participation in management fees, incentive allocation or other similar income received by the managers, general partners, sponsors or trustees of such Underlying Accounts; (iii) no equity interests held, including profits interests and interests in performance and management fees, in managers, general partners, sponsors or trustees of such Underlying Accounts; (iv) no veto or affirmative consent rights with respect to any investment decisions or material governance changes in such Underlying Accounts other than what is generally provided as rights for investors in the relevant vehicles.

(p) None of the Underlying Accounts, their respective managers, sponsors or any members of the investment committees of such Underlying Accounts is, to the Knowledge of the Company, the subject of or a defendant in an enforcement action or prosecution brought by a governmental authority, or a civil action brought by investors in a corporation, partnership, limited liability company or other investment vehicle relating to a fraud or violations of fiduciary duties (“Fiduciary Actions”). To the Knowledge of the Company, no Fiduciary Actions have been adversely determined (or subject to settlement in lieu thereof) against the Underlying Accounts, their respective managers, sponsors or any members of the investment committees of such Underlying Accounts.

(q) In determining which investments to make and in maintaining investments, the Company has generally followed, since January 1, 2010, as implemented based on the experience and judgment of the Company’s professionals, the material operational due diligence policies of the Company attached hereto as Exhibit H, taking into account, among other things, (i) existence of verifiable assets of the Underlying Accounts, (ii) identity of service providers, including auditors, and (iii) custody of assets.

(r) Except as set forth in Schedule 5.22(r), no Account is the subject of any priority or exclusivity arrangements with respect to the allocation of investment opportunities contained in the governing documentation of any such Account or otherwise that would materially restrict the ability to allocate investment opportunities among such Accounts and any of the Buyer’s Affiliates (it being understood that the general partners or management companies of such Accounts are subject to customary fiduciary duties in regards to the foregoing).

(s) The Funds have timely filed all material Tax Returns required to be filed, including any applicable extensions (ii) all such material Tax Returns are complete and accurate in all material respects and disclose all material Taxes required to be paid by the Funds for the periods covered thereby and all material Taxes shown to be due on such Tax Returns have been timely paid, (iii) all material Taxes (whether or not shown on any Tax Return) due and payable by the Funds have been timely paid or, in the case of Taxes not yet due and payable, accrued and reserved against and entered on the books of the Funds, (iv) there are no liens for material Taxes upon the assets of the Funds except for Permitted Liens, (v) the Funds have never directly participated in and have no liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (other than a transaction that involved one or more “notional principal contracts” or another transaction which the Funds reasonably believed was not a listed transaction (including any transaction with respect to which a “protective” IRS Form 8886 was filed, upon the advice of accountants or other outside advisors)) and (vi) in each case, solely as a result of the direct activities of the Funds, none of the Funds that is not a “United States person” as defined in Section 7701 of the Code has taken the position that it is a “dealer” for purposes of Section 475 and 864 of the Code and the Treasury Regulations promulgated provided thereunder or that it is otherwise engaged in a “trade or business within the United States” as defined in Section 864 of the Code and the Treasury Regulations provided thereunder.

(t) Except as set forth in Schedule 5.22(t), no carry or fee revenue attributable to any Fund or Account is payable to any Person or entity other than an entity which is wholly owned by the Sellers and which will be acquired by the Buyer.

Section 5.23. Business; Registrations.

(a) The Company and its Subsidiaries have at all times since their respective formations been engaged solely in the business of providing Investment Management Services.

(b) The Company has at all times as required by applicable Law been duly registered as an investment adviser under the Advisers Act. Each of the Company is duly registered, licensed and qualified as an investment adviser in all jurisdictions where such registration, licensing or qualification is required in order to conduct the material aspects of its business. The Company has delivered or made available, to the extent not publically available, to the Buyer true and complete copies of its most recent Form ADV, as amended to date, and all of their other foreign and domestic registration forms, likewise as amended to date. The information contained in such forms was true and complete in all material respects at the time of filing and the Company has made all amendments to such forms as it is required to make under applicable Laws, as applicable. The Company’s investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act) have all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, “Licenses”) required from all Governmental Authorities in order for them to conduct the business presently conducted by the Company and such representatives in the manner presently conducted.

(c) None of the Company, the Sellers or, to the Knowledge of the Company, any other Person “associated” (as defined under the Advisers Act) with the Company, has been convicted of any crime or is or has engaged in any conduct that would be a basis for (i) denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder, or ineligibility to serve as an associated person of an investment adviser, (ii) being ineligible to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act or (iii) being ineligible to serve as a broker-dealer or an associated person of a broker-dealer pursuant to Section 15(b) of the Exchange Act, and to the Knowledge of the Company, there is no proceeding or investigation that is reasonably likely to become the basis for any such ineligibility, disqualification, denial, suspension or revocation.

(d) None of the Company, any of its Subsidiaries or any of its representatives (including without limitation the Sellers) is subject to any material limitation imposed in connection with one or more of the Licenses. Since January 1, 2009, neither the Company nor or any of its Subsidiaries has been a “broker” or “dealer” within the meaning of the Exchange Act. Except as set forth on Schedule 5.23(d), since January 1, 2009, neither the Company nor any of its Subsidiaries has at any time been a “commodity pool operator” or “commodity trading adviser” within the meaning of the Commodity Exchange Act, or a trust company. None of the Company or any of the Subsidiaries or any of the Sellers, nor any of the Company’s or any of its Subsidiaries’ other members of the board of managers, officers or employees, is registered or required to be registered as a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, the NASD or the securities commission of any state or any self-regulatory body. Except as set forth on Schedule 5.23(d), no Person other than employees of the Company renders Investment Management Services to or on behalf of Advisory Clients of the Company or any of its Subsidiaries or solicits Advisory Clients with respect to the provision of Investment Management Services by the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries have adopted a written policy regarding insider trading and conflicts of interest and a Code of Ethics which complies, and has complied since January 1, 2009, in all material respects with all applicable provisions of Section 204A of the Advisers Act, and a true and complete copy of which, as in effect on the date hereof, has been delivered to the Buyer prior to the date hereof. All employees of the Company and its Subsidiaries have executed acknowledgments that they are bound by the provisions of such Codes of Ethics and insider trading and conflicts policies. The policies of the Company and its Subsidiaries with respect to avoiding conflicts of interest are as summarized in the Company’s most recent Form ADV or incorporated by reference therein, and such disclosure is sufficient to comply, in all material respects, with the requirements of Form ADV. To the Knowledge of the Company, there have been no material violations or allegations of material violations by employees of the Company of such Codes of Ethics, such insider trading policies or such conflicts policies.

Section 5.24. Corruption Laws; Pay-to-Play.

(a) None of the Company Entities nor, to the Knowledge of the Company, any director, officer, agent, employee, consultant or other Person associated with or acting on behalf of the Company Entities, (i) has violated, or is in violation of any provision of the Foreign Corrupt Practices Act, any Law, rule or regulation promulgated to implement the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign

Public Officials in International Business Transactions, signed December 17, 1997, or any other Law, rule or regulation of similar purpose or (ii) has taken or is currently taking corrupt actions in furtherance of an offer, payment, promise to pay or authorization of payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services and entertainment and travel expenses, to (A) any executive, official, employee or agent of a governmental department, agency or instrumentality, (B) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (C) a political party or official thereof, or candidate for political office, (D) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) or (E) a third party, in each case in this clause (ii) in order to obtain, retain or direct business and while knowing or having a reasonable belief that all or some portion will be used for the purpose of (x) influencing any act, decision or failure to act by anyone described in clauses (ii)(A)-(D) in his or her official capacity, (y) inducing anyone described in clauses (ii)(A)-(D) to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (z) securing an improper advantage.

(b) Neither the Company, nor any of Company Entities nor any of their respective members, officers, employees, consultants, agents (including any placement agents) or representatives (i) has paid or promised to pay, has given or promised to give, any remuneration or thing of value directly or indirectly to any board members, members, officers, employees or agents of a prospective investor that is a state, municipality, or other political entity, agency or subdivision (including any related pension fund) (the “Government Entity”), in connection with such Government Entity’s existing or potential investment in any Fund or Account including, but not limited to a finder’s fee, cash solicitation fee, or a fee for consulting, lobbying or otherwise; (ii) except as set forth in Schedule 5.24(b)(ii), has made or promised to make any political contribution to any such Government Entity’s official (or a candidate to such office) or anyone in the decision-making chain of command able to influence such Government Entity’s decisions in connection with potential investment in any Funds or Accounts.

Section 5.25. Affiliate Transactions. Except for any employment arrangements and as set forth on Schedule 5.25, none of the Sellers, any Affiliate of any Seller, any officer, member, director or Affiliate of the Company or any of its Subsidiaries and any Immediate Family Member of any of the foregoing Persons is a party to or the beneficiary of any Contract with the Company, any of its Subsidiaries or any Fund or has any interest in any property used by the Company or any of its Subsidiaries.

Section 5.26. Hong Kong and Switzerland Registrations. No Company Entity is required to be registered, licensed or qualified in Hong Kong or Switzerland.

Section 5.27. Brokers. Except for the fees, costs and expenses paid to Goldman Sachs Group, Inc. or as set forth on Schedule 5.27, which will be paid by the Company at or prior to the Closing and shall be deemed a Transaction Expense hereunder if not so paid by the Company prior to Closing, there are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the Contemplated Transactions based on any Contract made by or on behalf of the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Buyer Disclosure Schedules or the Buyer SEC Reports, the Buyer represents and warrants to the Sellers as follows:

Section 6.1. Corporate Organization. The Buyer has been duly incorporated and is validly existing as a corporation in good standing under the Laws of its jurisdiction of organization. The Buyer has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Buyer is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on the Buyer.

Section 6.2. Due Authorization. The Buyer has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by the Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the Buyer, and no other proceeding, consent or authorization on the part of the Buyer is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which the Buyer is or will be a party, has been or will be duly and validly executed and delivered by the Buyer and constitutes or will constitute a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 6.3. No Conflict. The execution and delivery by the Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any material Contract to which the Buyer is a party or by which any of the Buyer’s assets are bound;

(b) assuming compliance with the matters addressed in Section 6.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to the Buyer;

(c) violate or conflict with the Organizational Documents of the Buyer; or

(d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Buyer.

Section 6.4. No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Sellers contained in this Agreement, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required by the Buyer with respect to the Buyer’s execution or delivery of any Transaction Document to which it is in will be a party or the consummation of the Contemplated Transactions, except as otherwise disclosed on Schedule 6.4.

Section 6.5. Financing. The Buyer has, as of the date hereof, and shall have on the Closing Date, sufficient funds to enable the Buyer to consummate the transactions contemplated by this Agreement.

Section 6.6. Litigation. The Buyer is not subject to any outstanding Order that prohibits or otherwise impairs in any material respect the ability of the Buyer to consummate the Contemplated Transactions.

Section 6.7. Investment Purpose. The Buyer is acquiring the Membership Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.

Section 6.8. Compliance with Laws. The Buyer and its Subsidiaries have been and are in material compliance with all Laws and Orders (including all Environmental Laws and Labor Laws) to which the Buyer and its Subsidiaries are subject, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Buyer and its Subsidiaries, taken as a whole. Neither the Buyer nor any of its Subsidiaries have received written notice from any Governmental Authority that it is not in compliance with any applicable Law or Order (including any applicable Environmental Law or Labor Law) except for such non-compliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Buyer and its Subsidiaries, taken as a whole.

Section 6.9. Buyer’s Reliance. The Buyer acknowledges that except for the representations and warranties contained in this Agreement or any certificate delivered pursuant hereto, neither the Sellers nor the Company nor any other Person has made, and the Buyer has not relied on, any other express or implied representation or warranty by or on behalf of the Sellers and the Company.

Section 6.10. Brokers. Except for the fees, costs and expenses set forth on Schedule 6.10, which will be paid by the Buyer or its Affiliate at or prior to the Closing, there are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the Contemplated Transactions based on any Contract made by the Buyer or any of its Affiliates.

ARTICLE VII

COVENANTS

Section 7.1. Conduct of Business of the Company. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article XI, except as contemplated in this Agreement or expressly consented to in writing by the Buyer, which consent will not be unreasonably withheld, conditioned or delayed the Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the ordinary course of business consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material Licenses, (iii) keep available the services of its members, officers and key employees, (iv) maintain good relationships with its Advisory Clients, vendors and others having material business relationships with it and (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Schedule 7.1, or in order to comply with the express terms and obligations of this Agreement, the Company shall not and shall not permit any of its Subsidiaries to (i) take any action that after the Closing Date it would be prohibited from taking pursuant to Section 5.04 of the Third Amended and Restated Operating Agreement without the consent of a Supermajority of the Management Committee or (ii):

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) incur any capital expenditures or any Liabilities in respect thereof, other than any capital expenditures that do not exceed $100,000 individually or $250,000 in the aggregate;

(c) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any Company Intellectual Property, or enter into any Material Contract, or take any action, with respect to any Company Intellectual Property outside the ordinary course of business consistent with past practice, or do any act or knowingly omit to do any act whereby any material Company Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(d) make any loans, advances or capital contributions to, or investments in, any other Person;

(e) grant or increase any severance, retention, change-of-control or similar payments to any current or former member, officer, employee or consultant of the Company or any of its Subsidiaries;

(f) hire or terminate senior administrative, marketing, portfolio management and supervisory personnel;

(g) extend credit or renew or forgive a previously existing extension of credit (either directly or indirectly) for the benefit of any Covered Person;

(h) enter into any Contract that limits or otherwise restricts in any material respect the Company, any Subsidiary of the Company or any of their respective Affiliates or any successor thereto or that would reasonably be expected, after the Closing, to limit or restrict in any material respect the Company, any of its Subsidiaries, the Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(i) settle (i) any material Action involving or against the Company or any of its Subsidiaries or (ii) any Action that relates to the Contemplated Transactions;

(j) amend, modify or waive any rights under, in any material respect, any Advisory Contract (including by entering into or amending any side letter relating thereto) other than amendments, modifications and waivers in the ordinary course of business that are not adverse to the Company in any material respect (it being understood that, without limitation, the addition of or changes to “most-favored nation” clauses and changes in the amount of fees or manner in which fees are computed (e.g. changing from variable fees to fixed fees) shall be deemed adverse changes that are material to the Company);

(k) change any method of Tax accounting, make or change any material Tax election, file any amended material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material Tax refund; or

(l) agree, commit or offer to do any of the foregoing.

Section 7.2. Confidential Information; Company Property. The Strategic Investor shall at all times hereafter maintain the confidentiality of the Company’s Confidential Information (as defined below) and not use any of such Confidential Information other than in furtherance of the Company’s interests. “Confidential Information” includes, without limitation, the following items with respect to the Company, any of its affiliates, its or their clients, members or investors or any entities in which it or they may invest: the past, present, and future proprietary information, marketing and business plans, investor and client lists, information regarding employees of Buyer who provide services to the Company and its Subsidiaries, corporate organization and finances, business prospects, inventions, formulas, performance results, data, technology, product development, contractual arrangements, pricing policies, computer programs, software, databases and source codes, research techniques, research results, reports and information regarding the Company’s or its actual or prospective clients’ asset management products, services and strategies, whether imparted to the Strategic Investor by the Company or its clients or prospective clients or obtained by the Seller as part of his relationship with the Company, and whether or not marked confidential or proprietary, and including, but not limited to, writings, correspondence, notes, drafts, records, invoices, technical and business policies, information incorporated in computer software or held in electronic storage media. Confidential Information shall not include any of the foregoing items which has lawfully become generally known to and available to the public through no wrongful act or omission of the Strategic Investor. The Company has received from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Strategic Investor agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out work for the Company consistent with the Company’s agreement with such third party. Notwithstanding the foregoing, the Strategic Investor shall be permitted to disclose such information (i) in the performance of Strategic Investor’s obligations under this Agreement, (ii) as required by applicable Law required or requested by a Governmental Authority, (iii) to Strategic Investor’s Affiliates on a need to know basis (it being understood and agreed that Strategic Investor shall be responsible for breaches by its Affiliates) or (iv) with the prior written consent of the Company.

Section 7.3. Access to Information. From the date hereof until the earlier of the Closing Date or the date this Agreement terminates in accordance with Article XI, the Company shall, and shall cause each of its Subsidiaries to (a) give the Buyer, its counsel, financial advisors, auditors and other representatives, at the sole expense of the Buyer, reasonable access to the offices, properties, books and records of the Company and its Subsidiaries; (b) furnish to the Buyer, its counsel, financial advisors, auditors and other representatives such information relating to the Company or any of its Subsidiaries as may be reasonably requested, including such information as is necessary for the Buyer to comply with GAAP in respect of the Purchased Interests (including information necessary to determine the value of any intangibles of the Company); and (c) instruct the employees, counsel, accountants and other advisors of the Company or any of its Subsidiaries to cooperate with the Buyer in its investigation of the Company and any of its Subsidiaries provided that any such access and review shall be granted and conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Notwithstanding anything to the contrary in this Agreement, neither the Sellers nor the Company shall be required to disclose any information to the Buyer or its counsel, advisors or representatives if doing so would in the written opinion of outside counsel to the Sellers delivered to the Buyer (i) violate any agreement or Law to which the Sellers the Company or its Subsidiaries is a party or to which Sellers, the Company or its Subsidiaries is subject or (ii) result in the waiver of any legal privilege or work product protection of the Sellers or any of their Affiliates. Any information provided pursuant to this Section 7.3 shall be subject to the terms of the Confidentiality Agreement, dated September 19, 2011, between the Company and Buyer (the “Confidentiality Agreement”). The Confidentiality Agreement shall terminate automatically, without any action by any party, upon the Closing.

Section 7.4. Non-Competition; Non-Solicitation.

(a) In order for the Buyer to have and enjoy the full benefit of the businesses of the Company and each of its Subsidiaries, and as a material inducement to the Buyer to enter into this Agreement (without such inducement the Buyer would not have entered into this Agreement), for a period of the later of (x) five years commencing on the Closing Date (subject to any expressed limitations or exceptions to this Section 7.4 set forth in the applicable Employment Agreement and (y) twelve months from the date of voluntary or involuntary termination of such Person’s employment with the Company and its Subsidiaries, each Founder (each a “Restricted Person”) shall not, directly or indirectly (whether individually, as an employee, officer, director, manager, member, partner, owner, consultant, advisor or agent of any business, or in any other capacity):

(i) undertake, participate or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any other Person, nor take any steps in anticipation thereof, in connection with the operation of, a Competing Business anywhere in the world; provided that two or more of the Founders shall not collectively violate this Section 7.4(a)(i) until the later of the period set forth in clause (a)(x) in Section 7.4 and twenty-four months from the date of voluntary or involuntary termination of such Person’s employment with the Company and its Subsidiaries;

(ii) (A) solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee who at such time or in the immediately preceding twelve months was (1) a Covered Employee of the Buyer, the Company or any of their respective Affiliates or (2) a vendor who worked on or with the “ABSolute” database, to resign or leave the employ of the Buyer, the Company or any of their respective Affiliates or otherwise hire, employ, engage or contract any such employee or vendor to perform services other than for the benefit of the Buyer, the Company or any of their respective Affiliates or (B) interfere with any relationship between a vendor or service provider and the Buyer, the Company or any of their respective Affiliates; provided that two or more of the Founders shall not collectively violate this Section 7.4(a)(ii) until the later of the period set forth in clause (a)(x) above and twenty-four months from the date of voluntary or involuntary termination of such Person’s employment with the Company and its Subsidiaries; provided further that a general solicitation through advertisements or other means not targeted to such a Person shall not be deemed a violation of the non-solicitation restrictions of this provision; or

(iii) solicit, entice, encourage, influence accept payment from, or attempt to solicit, entice, encourage, influence or accept payment from, any client of the Buyer, the Company or any of their respective Affiliates (including any Person who has been a client of the Company or any of its Subsidiaries at any time during the period of one year before the Closing) to reduce or terminate its business relationship with the Buyer, the Company or any of their respective Affiliates for the direct or indirect benefit of any Competing Business; provided that two or more of the Founders shall not collectively violate this Section 7.4(a)(iii) until the later of the period set forth in clause (a)(x) above and twenty-four months from the date of voluntary or involuntary termination of such Person’s employment with the Company and its Subsidiaries; provided further that a general solicitation through advertisements or other means not targeted to such a Person shall not be deemed a violation of the non-solicitation restrictions of this provision.

(b) In order for the Buyer to have and enjoy the full benefit of the businesses of the Company and each of its Subsidiaries, and as a material inducement to the Buyer to enter into this Agreement (without such inducement the Buyer would not have entered into this Agreement), (i) for a period of one year commencing on the Closing Date, each Seller who is not a Founder (each a “Non-Founder Restricted Person”) shall not, directly or indirectly (whether individually, as an employee, officer, director, manager, member, partner, owner, consultant, advisor or agent of any business, or in any other capacity) undertake, participate or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any other Person, nor take any steps in anticipation thereof, in connection with the operation of, a Competing Business anywhere in the world (except to the extent that such Non-Founder Restricted Person is as of the date of this Agreement a director of a Fund Management Company regulated by the Swiss Financial Market Supervisory Authority, then the restrictions included in this clause (i) shall not apply as long as the rules and regulations applicable to directors of such Fund Management Company are in conflict with the restrictions included in this clause (i)) and (ii) for a period of one year from the date of voluntary or involuntary termination of such Non-Founder Restricted Person’s employment with the Company and its Subsidiaries, each Non-Founder Restricted Person shall not (x) solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee who at such time or in the immediately preceding twelve months was (1) a Covered Employee of the Buyer, the Company or any of their respective Affiliates or (2) a vendor who worked on or with the “ABSolute” database, to resign or leave the employ of the Buyer, the Company or any of their respective Affiliates or otherwise hire, employ, engage or contract any such employee or vendor to perform services other than for the benefit of the Buyer, the Company or any of their respective Affiliates or (y) interfere with any relationship between a vendor or service provider and the Buyer, the Company or any of their respective Affiliates or (z) solicit, entice, encourage, influence accept payment from, or attempt to solicit, entice, encourage, influence or accept payment from, any client of the Buyer, the Company or any of their respective Affiliates (including any Person who has been a client of the Company or any of its Subsidiaries at any time during the period of one year before the Closing) to reduce or terminate its business relationship with the Buyer, the Company or any of their respective Affiliates for the direct or indirect benefit of any Competing Business; provided that a general solicitation through advertisements or other means not targeted to such a Person shall not be deemed a violation of the non-solicitation restrictions of this provision.

(c) As a material inducement to the Sellers and the Company to enter into this Agreement (without such inducement the Sellers and the Company would not have entered into this Agreement), for a period of one year from the date of voluntary or involuntary withdrawal of the Buyer as a member of the Company and its Subsidiaries, the Buyer shall not solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee who at such time or in the immediately preceding twelve months was (1) a Covered Employee of the Buyer, the Company or any of their respective Affiliates or (2) a vendor who worked on or with the “ABSolute” database, to resign or leave the employ of the Buyer, the Company or any of their respective Affiliates or otherwise hire, employ, engage or contract any such employee or vendor to perform services other than for the benefit of the Buyer, the Company or any of their respective Affiliates; provided that a general solicitation through advertisements or other means not targeted to such a Person shall not be deemed a violation of the non-solicitation restrictions of this provision.

(d) Notwithstanding Section 7.4(a), Section 7.4(b) and Section 7.4(c), it shall not constitute a violation of such Sections if a Restricted Person or Non-Founder Restricted Person holds less than 5% of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in a Competing Business.

(e) During any period after the Closing during which a Seller is employed by, or performing services on behalf of, the Company (including any applicable notice period prior to any termination thereof), in no event shall any investments be managed, directly or indirectly, by such Seller other than on behalf of the Company or an entity that is controlled by the Company, except for Personal Investments; provided that, to the extent that such Seller is as of the date of this Agreement a director of a Fund Management Company regulated by the Swiss Financial Market Supervisory Authority, then the restrictions included in this clause (e) shall not apply as long as the rules and regulations applicable to directors of such Fund Management Company are in conflict with the restrictions included in this clause (e). For the avoidance of doubt, nothing in this Section 7.4(e) shall restrict any Seller from making or managing any Personal Investments.

(f) Notwithstanding anything to the contrary set forth herein (including Section 12.8), in the event of a breach of any of the provisions of Section 7.4(a), Section 7.4(b) and Section 7.4(c) (the “Restrictive Covenants”):

(i) the Buyer and its Affiliates (including the Company and each of its Subsidiaries) shall have the right and remedy to seek, without regard to any other available remedy, to have (A) the Restrictive Covenants specifically enforced by any court of competent jurisdiction, and (B) issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material Loss to the Buyer and its Affiliates (including the Company and each of its Subsidiaries), the amount of which cannot be readily determined and as to which neither Buyer nor any of its Affiliates (including the Company and each of its Subsidiaries) will have any adequate remedy at law or in damages;

(ii) it is the desire and intent of the parties hereto that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws, Orders and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and

(iii) the parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of the Buyer’s, the Company’s and each of its Subsidiaries’ businesses and are reasonable and valid in geographical and temporal scope and in all other respects.

Section 7.5. Public Announcements. From the date hereof until the Closing, other than (a) an initial press release announcing the Contemplated Transactions in substantially the form attached hereto as Exhibit I, (b) those forms of written notices of a special redemption in the form attached hereto as Exhibit J, and (c) statements consistent with the disclosures set forth in such press release and notices of a special redemption, no party hereto will issue or cause the publication of any press release or other public announcement or Client communication with respect to, or make statements to Clients in connection with, this Agreement or the Contemplated

Transactions without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release, investor presentation or public announcement to the extent that such disclosure is required by Law or Order, upon advice of counsel, in which case the party making such determination will, if practicable under the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance or publication.

Section 7.6. Filings and Authorizations; Consummation.

(a) The Sellers, the Company and the Buyer shall use their respective reasonable best efforts to obtain the authorizations, consents, Orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to each Transaction Document. The Sellers, the Company and the Buyer shall use their respective reasonable best efforts to obtain such approvals of and take such action with respect to any Governmental Authority, as may be necessary to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything to the contrary, in no event shall the Buyer or any of its Affiliates be required to (a) commence or threaten to commence litigation; (b) agree to hold separate, divest, license or cause a third party to purchase, any of the assets or businesses of the Buyer, the Company or any of their respective Affiliates; or (c) otherwise agree to any restrictions on the businesses of the Buyer, the Company or any of their respective Affiliates in connection with avoiding or eliminating any restrictions to the consummation of the transactions contemplated by this Agreement under any applicable Law or Order. The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this Section 7.6. The parties hereto shall use commercially reasonable efforts to supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

(b) The Company shall, as promptly as practicable following each of the date hereof and the Closing Date, file an amendment to its registration on Form ADV under the Advisers Act (and each of its other registrations under any other federal, state or local Laws, to the extent necessary or advisable under such Laws) to reflect changes to the information contained therein resulting from the Contemplated Transactions.

Section 7.7. Exclusivity.

(a) Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article XI, except for the Contemplated Transactions, each of the Company and the Sellers shall not, and each shall cause its and its Affiliates’ respective directors, officers and other representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion or Contract, with any party, with respect to the sale of the Membership Interests or all or any material portion of the assets of the Company or any of its Subsidiaries, or any merger, recapitalization or similar transaction with respect to the Company or any of its Subsidiaries or any of their respective businesses.

(b) Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article XI, except for the Contemplated Transactions, the Buyer shall not, and each shall cause its and its Affiliates’ respective directors, officers and other representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion or Contract, with any party, with respect to an acquisition, directly or indirectly, of all or any significant part of or of all or any material portion of the assets of any equity long/short fund of hedge fund manager, or any merger, recapitalization or similar transaction with respect to any equity long/short fund of hedge fund manager.

Section 7.8. Client Notice.

(a) As soon as reasonably practicable after the date hereof, the Company shall notify in writing, in form and substance reasonably satisfactory to the Buyer, its existing Clients of the Contemplated Transactions and offer to (i) extend for all Clients the deadline to December 15, 2011 for notice to redeem assets or terminate any Advisory Contract, as applicable, as of December 31, 2011, (ii) waive any early redemption penalties and fees by Clients with respect to notices of redemption for the fourth quarter 2011 received after the date hereof and (iii) otherwise comply with any Fund Agreement with respect to such notification.

(b) The Buyer agrees that it will not (and it will not cause any of its Affiliates to) contact, in writing or otherwise, any Client of the Company (or any Person who acts as an adviser or “gatekeeper” for any such Client) in connection with the transactions contemplated by this Agreement without the prior approval of the Company and the Representative.

Section 7.9. Further Assurances. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article XI, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and of each Transaction Document and the Contemplated Transactions. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Contemplated Transactions, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Contemplated Transactions.

Section 7.10. Transfer of Interests. From the date hereof until the Closing Date each Seller agrees that it shall not sell, lease or otherwise transfer beneficial or record ownership of, or create or incur any Lien on, any membership interests of the Company without the prior written consent of the Buyer.

Section 7.11. Termination of Affiliate Transactions. On or before the Closing Date, except for Liabilities relating to the Employment Agreements and as set forth on Schedule 7.11, all Liabilities of the Company or any of its Subsidiaries, on the one hand, and one or more of its Affiliates (including the Sellers but not including the Company and any of its Subsidiaries), on the other hand, including any and all Contracts (other than any Transaction Document) between the Company or any of its Subsidiaries, on the one hand, and one or more of its Affiliates (including the Sellers but not including the Company and any of its Subsidiaries), on the other hand, shall be terminated in full, without any Liability to the Buyer, the Company, any of their respective Affiliates following the Closing.

Section 7.12. Release.

(a) Effective as of the Closing, each Seller hereby unconditionally and irrevocably waives any claims that each such Seller, in its capacity as a holder of Membership Interests, has or may have in the future against the Company or any of its Subsidiaries and releases, on its own behalf and on behalf of its successors and assigns, the Company, its Subsidiaries and their respective Affiliates, members and officers, from any and all Pre-Closing Actions with respect thereto, in each case except (i) to the extent in the nature of or related to any exculpatory, indemnification, contribution, or similar provisions, (ii) with respect to this Agreement and the Transaction Documents, and all covenants, agreements and arrangements and the transactions contemplated by this Agreement and the Transaction Documents and (iii) the equity interests in the Company and it Subsidiaries and the investments in the Funds owned by the Sellers.

(b) Effective as of the Closing, the Company and each of its Subsidiaries hereby unconditionally and irrevocably waives any claims that each such Person has or may have in the future against the Sellers and releases, on its own behalf and on behalf of its successors and assigns, the Sellers and their respective Affiliates (other than the Company and its Subsidiaries), members and officers, from any and all Pre-Closing Actions with respect thereto, in each case except (i) with respect to this Agreement and the Transaction Documents and all covenants and agreements contained in and the transactions contemplated by this Agreement and the Transaction Documents or (ii) arising out of, based upon or resulting from a violation of criminal laws by a Seller.

Section 7.13. Indebtedness. The Sellers shall cause the Company and its Subsidiaries to have no Indebtedness as of the Closing.

Section 7.14. Investment in Fund. Upon the Closing, each of the Founders shall (i) invest an amount into the Funds, on a no fee basis and otherwise on the same basis as investments that could have been made by each such Founder as of the date hereof, such that each such Founder’s investment in the Funds (including the value of such Founder’s investment in the Funds immediately prior to the Closing) exceeds 50% of the after-tax proceeds (assuming a tax rate of 45%) of the consideration received pursuant to Section 2.1(a); provided that such after-tax proceeds shall be calculated net of any transaction expenses incurred by such Founder in connection with the transactions contemplated by this Agreement, and (ii) not withdraw any funds invested in the Fund as of the Closing Date, except for any amounts necessary to pay taxes on deferred bonuses or deferred compensation that has accelerated as a result of the converting from the cash method of accounting to the accrual method and any other tax amounts resulting from such funds being invested in the Funds and except as permitted by the next sentence. The funds of each Founder described in this Section 7.14 shall remain in the Funds until the fifth anniversary of the Closing Date; provided that each Founder may withdraw (A) 50% of such funds on or after the first anniversary of the Closing Date, (B) 25% of such funds on or after the third anniversary of the Closing Date and (C) 25% of such funds on or after the fifth anniversary of the Closing Date; provided that notwithstanding any provision to the contrary in this Section 7.14, the obligations of each Founder under this Section 7.14 shall terminate upon the death or Disability of each such Founder or the termination of each such Founder’s employment by the Company without Cause.

Section 7.15. Consolidation. Except as set forth in Schedule 7.15, the Sellers shall cause the Company and the Company Entities, as applicable, to take reasonable actions as are reasonably necessary, which may include amending the Organizational Documents of Accounts and Funds, such that no Account or Fund is consolidated on the financial statements of the Buyer or the Company and its Subsidiaries as of December 31, 2011.

Section 7.16. Financial Statements. If the Buyer is required to disclose such financial information on a Current Report on Form 8-K in connection with the Contemplated Transactions, the Company shall deliver to the Buyer within 60 days from the date of the Closing (a) audited consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2010, prepared in accordance with U.S. GAAP, including the audited consolidated statement of financial condition, and audited consolidated statements of operations, changes in member’s equity and cash flows for the year then ended and required footnote disclosures and (b) unaudited consolidated statement of financial condition of the Company and its subsidiaries as of September 30, 2011 and the related consolidated statements of operations, changes in member’s equity and cash flows for the nine-month period then ended, prepared in accordance with U.S. GAAP. The Buyer shall reimburse the Company for reasonable out-of-pocket expenses incurred by the Company related to the Company’s preparation of the financial information contemplated by this Section 7.16 up to an amount not to exceed $75,000.

Section 7.17. Intellectual Property. The Company shall, at or prior to the Closing Date, take all reasonable actions, including any actions before the relevant domain name registrars, to reflect the Company as the current beneficial and record owner of the domain name “absinv.com.”

ARTICLE VIII

TAX MATTERS

Section 8.1. Tax Covenants. From the date hereof to the Closing Date, each of the Company and its Subsidiaries shall, and the Sellers shall, with respect to the Company and its Subsidiaries:

(a) properly reserve (and reflect such reserve in its books and records and Financial Statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it with respect to the period beginning on the date hereof and ending on the Closing Date; and

(b) promptly notify the Buyer of any material federal, state, local or foreign income or franchise audit, or to the Knowledge of the Company, Action pending or threatened against or with respect to the Company or any of its Subsidiaries (or the income or assets thereof) in respect of any Tax matter, including Tax Liabilities and refund claims.

Section 8.2. Tax Indemnification.

(a) Indemnification by the Sellers. From and after the Closing, the Sellers shall, severally and not jointly, pro rata based on their respective Purchase Price Percentages, indemnify the Buyer, the Company, the Company’s Subsidiaries and their respective Affiliates (collectively, the “Tax Indemnified Buyer Parties”) against and hold them harmless from any and all Losses suffered or incurred (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of (i) Taxes payable by or with respect to the operations of the Company or its Subsidiaries for periods or portions thereof ending on or before the Closing Date (“Pre-Closing Taxes”) or (ii) without duplication, Taxes imposed on a Tax Indemnified Buyer Party as a result of (x) a breach of a representation or warranty set forth in Section 5.11 or (y) a breach of a covenant or agreement set forth in Section 7.1(k) or this Article VIII; provided that for purposes of this clause (ii) of this Section 8.2(a) only, any breach of a representation, warranty, covenant or agreement shall be determined without reference to any materiality qualifier with respect thereto.

(b) Tax Treatment. It is the intention of the parties hereto to treat any indemnity payment made under this Agreement (including under Article XII) as an adjustment to the Purchase Price for all Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Tax Laws or a final determination.

Section 8.3. Tax Indemnification Procedures.

(a) After the Closing, each party hereto shall promptly notify the other party (or the Representative as the case may be) in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Authority or any other Person with respect to Taxes for which the Sellers are liable pursuant to Section 8.2; provided, however, that a failure to give such notice will not affect the Tax Indemnified Buyer Parties’ rights to indemnification under this Article VIII, except to the extent that such parties are actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax Liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax Liability.

(b) Payment by the Sellers of any amount due to a Tax Indemnified Buyer Party under Article VIII shall be made within ten days following written notice by the Tax Indemnified Buyer Party that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by the Tax Indemnified Buyer Party; provided that the Sellers shall not be required to make any payment earlier than five Business Days before it is due to the appropriate Governmental Authority or applicable third party. All amounts required to be paid pursuant to this Article VIII shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the Tax Indemnified Buyer Party. Any payments required pursuant to this Article VIII that are not made within the time period specified in this Section 8.3 shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income Tax.

(c) Taxes. In calculating the amount of any Losses, there shall be deducted an amount equal to any net Tax benefit and added an amount equal to any net Tax cost, in each case, that is actually realized (determined on a with or without basis) as a result of such Loss by the party claiming such Loss; provided that in the case of any indemnification by the Sellers, any such net Tax benefit or net Tax cost shall be determined by reference to any net Tax benefit or net Tax cost actually realized by Evercore Partners, Inc. (or any successor thereto) (determined on a with or without basis) as a result of its allocable share of such Loss. To the extent any Loss does not give rise to (i) a currently realizable net Tax benefit, the indemnified party shall refund to the indemnifying party the amount of any such net Tax benefit when, as and if actually realized (on a with or without basis) and (ii) a currently realizable net Tax cost, the indemnifying party shall pay to the indemnified party the amount of any such net Tax cost when, as and if actually realized (determined on a with or without basis). In the event that of a subsequent determination (i) disallowing any prior net Tax benefit actually realized, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 8.3(c) or (ii) reversing any prior net Tax cost actually realized, the indemnified party shall be liable to refund to the indemnifying party the amount of any related addition previously required or payments previously made to the indemnified party pursuant to this Section 8.3(c).

Section 8.4. Tax Contests; Cooperation.

(a) In the case of any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax Liability or refund with respect to the Company or any of its Subsidiaries (any such audit, claim for refund or proceeding relating to an asserted Tax Liability referred to herein as a “Contest”) after the Closing that relates solely to Taxes for which the Buyer is indemnified under Section 8.2(a), the Representative shall control the conduct of such Contest, but the Buyer shall have the right to participate in such Contest at its own expense, and the Representative shall not be able to settle, compromise or concede any portion of such Contest that is reasonably likely to affect the Tax Liability of the Company or its Subsidiaries for any taxable year (or portion thereof) beginning after the Closing Date without the consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided that if the Representative fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Representative of notice of such Contest, the Buyer shall have the right to assume control of such Contest but the Representative shall have the right to participate in such Contest at its own expense, and the Buyer shall not be able to settle, compromise or concede any portion of such Contest that is reasonably likely to affect the Tax Liability of the Company or its Subsidiaries for any taxable year (or portion thereof) ending on or before the Closing Date without the consent of the Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) The Sellers and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. Each of the Sellers and the Buyer shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company and its Subsidiaries for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before the Sellers or the Buyer shall dispose of any such documents in their possession (or in the possession of their Affiliates), the other parties shall be given an opportunity, after ninety (90) days prior written notice, to remove and retain all or any part of such documents as such other parties may select (at such other parties’ expense). Any information obtained under this Section 8.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

Section 8.5. Certain Tax Reporting Matters. The parties shall treat the acquisition of Purchased Interests pursuant to this Agreement for all Tax purposes as an acquisition of interests in an entity treated as a partnership from its partners, and shall file all Tax Returns in a manner consistent with such treatment.

Section 8.6. Conveyance Taxes. All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement shall be shared equally by the Sellers, severally and not jointly, pro rata based on their respective Purchase Price Percentages, on the one hand, and the Buyer, on the other hand, and the Sellers and the Buyer shall jointly file all required change of ownership and similar statements.

Section 8.7. FIRPTA Certificate. The Representative shall deliver to the Buyer at the Closing a statement as described in Treasury Regulations Section 1.1445-11T(d)(2) certifying that the transactions contemplated in this Agreement are exempt from withholding under Section 1445 of the Code.

Section 8.8. Certificate of U.S. Status. The Buyer shall deliver to the Representative at the Closing an IRS Form W-9.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Buyer in writing) of the following conditions as of the Closing Date:

Section 9.1. Representations and Warranties. Each of the representations and warranties of the Sellers contained in this Agreement that is not qualified by references to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date). Each of the other representations and warranties of the Sellers contained in this Agreement that is qualified by references to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications shall be true and correct as of the date hereof and as of the Closing Date (except with respect to representations and warranties that speak to an earlier date, in which case, as of such earlier date).

Section 9.2. Covenants and Agreements. The Company and each of the Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

Section 9.3. Material Adverse Effect. From the date hereof until the Closing, there shall not have occurred any Material Adverse Effect.

Section 9.4. AUM Threshold. Assets Under Management shall be at least 85% of Pro Forma 9/30/11 AUM, excluding any market appreciation and depreciation.

Section 9.5. Adequate Funds. The Company shall have adequate funds, either readily available or anticipated, to satisfy all provisional redemptions or withdrawals of which the Company has received notice as of the Closing.

Section 9.6. Officer’s Certificate. Each of the Company, with respect to itself, and each Seller, with respect to such Seller, shall have delivered to the Buyer a certificate, signed by an executive officer of such Person (if such Seller is not a natural person) and dated as of the Closing Date, certifying as to the matters set forth in Section 9.1, Section 9.2, Section 9.3, Section 9.4 and Section 9.5.

Section 9.7. Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated by this Agreement, or declares unlawful the transactions contemplated by this Agreement or would cause any of the transactions contemplated by this Agreement to be rescinded.

Section 9.8. Employment Agreements. Each of the Employment Agreements shall have been entered into, and the employee party thereto shall provide services to the Company as of the Closing on a full-time basis in the capacity specified in the applicable Employment Agreement from and after the Closing.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY, SELLERS

The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Representative in writing) of the following conditions as of the Closing Date:

Section 10.1. Representations and Warranties. Each of the representations and warranties of the Buyer contained in this Agreement that is not qualified by references to “Material Adverse Effect,” “material” or any other materiality qualifications shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date). Each of the other representations and warranties of the Buyer contained in this Agreement which is qualified by references to “Material Adverse Effect,” “material” or any other materiality qualifications shall be true and correct as of the date hereof and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date).

Section 10.2. Covenants and Agreements. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

Section 10.3. Officer’s Certificate. The Buyer shall have delivered to the Company a certificate, signed by an executive officer of the Buyer and dated as of the Closing Date, certifying as to the matters set forth in Section 10.1 and Section 10.2.

Section 10.4. Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated by this Agreement, or declares unlawful the transactions contemplated by this Agreement or would cause any of the transactions contemplated by this Agreement to be rescinded.

ARTICLE XI

TERMINATION

Section 11.1. Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual written consent of the Buyer and the Representative;

(b) by the Buyer (if it is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 10.1 or Section 10.2 not to be satisfied), upon written notice to the Representative, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company or any Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 9.1, Section 9.2, Section 9.3, Section 9.4 and Section 9.5 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer or cured by the Sellers, as applicable, within 20 Business Days after receipt by the Representative of written notice thereof from the Buyer or is not reasonably capable of being cured prior to the Termination Date;

(c) by the Representative (if no Seller is in breach of such Seller’s and the Company is not in breach of its, representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 9.1, Section 9.2, Section 9.3, Section 9.4 and Section 9.5 not to be satisfied), upon written notice to the Buyer, if there has been a violation, breach or inaccuracy of any representation, warranty, agreement or covenant of the Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 10.1 or Section 10.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Representative or cured by the Buyer within 20 Business Days after receipt by the Buyer of written notice thereof from the Representative or is not reasonably capable of being cured prior to the Termination Date;

(d) by the Buyer or the Representative, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or before December 30, 2011 (the “Termination Date”); provided that neither party shall be entitled to terminate this Agreement pursuant to this Section 11.1 if such party’s willful breach of this Agreement has prevented or materially delayed the consummation of the transactions contemplated by this Agreement; or

(e) by the Buyer or the Representative, upon written notice to the other, if a court of competent jurisdiction or any other Governmental Authority shall have issued a final, non-appealable Order preventing or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

Section 11.2. Survival After Termination. If this Agreement is terminated in accordance with Section 11.1, this Agreement shall become void and of no further force and effect; provided, however, that the provisions of this Section 11.2 and Article XIII (Miscellaneous) shall survive the termination of this Agreement and that nothing herein shall relieve any party from any liability for fraud or any willful material breach of the provisions of this Agreement prior to such termination.

ARTICLE XII

INDEMNIFICATION

Section 12.1. Survival. Each representation and warranty and each covenant and agreement which is required to be performed prior to the Closing contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing and continue in full force and effect for eighteen (18) months following the Closing Date (the “Release Date”); provided that (i) the Fundamental Representations shall survive the Closing indefinitely and (ii) the representations and warranties contained in Section 5.11 (Taxes) shall survive until 60 days following the expiration of the applicable statute of limitations (including any extensions thereof, whether automatic or permissive) (the Release Date or such other date described above, as applicable, the “Expiration Date”). Notwithstanding the preceding sentences of this Section 12.1, if the Buyer or the Representative, as applicable, delivers written notice to the other party of a claim for indemnification for a breach of any representations or warranties or any covenant or agreement which is required to be performed prior to the Closing set forth herein or in any document delivered pursuant to this Agreement within the applicable Expiration Date, such claim shall survive until finally resolved or judicially determined. All covenants and agreements required to be performed on or after the Closing contained herein shall survive indefinitely.

Section 12.2. Indemnification of the Buyer for Seller-Specific Breaches. From and after the Closing, each Seller shall, on a several basis, indemnify and hold harmless, to the fullest extent permitted by Law, the Buyer and its members, employees, officers, Affiliates (including the Company and its Subsidiaries), partners, equity holders, counsel, financial advisors, auditors and other representatives and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a) any breach of, or any inaccuracy in, any representation or warranty, as of the date hereof or as of the Closing Date, made by such Seller in Article IV or in any certificate delivered with respect thereto; or

(b) any breach or default in performance by such Seller of any of his or its covenants or obligations contained in this Agreement.

Section 12.3. Indemnification of the Buyer for Other Breaches. Subject to the limitations set forth in this Article XII, from and after the Closing, the Sellers, on a several basis calculated based on each such Seller’s pro rata portion of the Purchase Price, shall indemnify and hold harmless, to the fullest extent permitted by Law, the Buyer Indemnified Parties from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a) any breach of, or any inaccuracy in, any representation or warranty, as of the date hereof or as of the Closing Date, made by any of the Sellers or the Company in this Agreement (other than the representations and warranties set forth in Article IV, the Company Fundamental Representations, the representations and warranties set forth in the last sentence of Section 5.6 with respect to Indebtedness and the representations and warranties set forth in Section 5.11 (Taxes) for which indemnification is available under Article VIII); or

(b) any breach or default in performance by the Company of any of its covenants or obligations required to be performed by or complied with on or prior to the Closing Date contained in this Agreement, or any breach of, or any inaccuracy in, any Company Fundamental Representation or the representations and warranties set forth in the last sentence of Section 5.6 with respect to Indebtedness; or

(c) any Transaction Expenses that have not been paid in full at or prior to the Closing; except to the extent such Transaction Expenses reduced the Initial Purchase Price pursuant to Section 2.1(b).

Section 12.4. Indemnification of the Sellers. Subject to the limitations set forth in this Article XII, from and after the Closing, the Buyer shall indemnify and hold harmless, to the fullest extent permitted by Law, each Seller and such Person’s respective Affiliates, and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a) any breach of, or inaccuracy in, any representation or warranty, as of the date hereof or as of the Closing Date, made by the Buyer in this Agreement (other than any Buyer Fundamental Representation); or

(b) any breach or default in performance by the Buyer of any covenant or obligation of the Buyer contained in this Agreement, or any breach of, or any inaccuracy in, any Buyer Fundamental Representation.

Section 12.5. Limitations.

(a) Notwithstanding any other provision of this Agreement, (i) the Sellers shall not have any obligation to indemnify any Buyer Indemnified Party pursuant to Section 12.3(a) unless and until (A) the aggregate amount of all such individual Losses incurred or sustained by all Buyer Indemnified Parties with respect to which the Buyer Indemnified Parties would otherwise be entitled to indemnification under Section 12.3(a) exceeds 1.0% of the Purchase Price (the “Threshold Amount”) whereupon the Sellers shall be liable for only such Losses above 0.5% of the Purchase Price and (B) Losses from any claim or series of related claims exceed $40,000 (the “De-Minimis Amount”) and (ii) the aggregate liability of the Sellers to indemnify the Buyer Indemnified Parties for Losses under Section 12.3(a) shall in no event exceed 20% of the Purchase Price (the “Cap”).

(b) Notwithstanding any other provision of this Agreement, (i) the Buyer shall not have any obligation to indemnify any Seller Indemnified Party pursuant to Section 12.4(a) unless and until, and only to the extent that, (A) the aggregate amount of all individual Losses incurred or sustained by all Seller Indemnified Parties with respect to which the Seller Indemnified Parties are entitled to indemnification under Section 12.4(a) exceeds the Threshold Amount, whereupon the Buyer shall be liable for only such Losses above 0.5% of the Purchase Price and (B) Losses from any claim or series of related claims exceed the De-Minimis Amount and (ii) the aggregate liability of the Buyer to indemnify the Seller Indemnified Parties for Losses under Section 12.4(a) shall in no event exceed an amount equal to the Cap.

Section 12.6. Limitation on Remedies. From and after the Closing, and except with respect to claims arising from actual fraud, the enforcement of any covenant requiring performance following the Closing or claims for equitable relief, the provisions of Article VIII and this Article XII shall constitute the exclusive monetary remedy in respect of breaches of representations, warranties, covenants or agreements contained in this Agreement, and shall be in lieu of any other remedies for monetary damages for such breaches that may be available to any Indemnified Party pursuant to any applicable Law.

Section 12.7. Third Party Claims.

(a) Promptly after the receipt by any Person entitled to indemnification pursuant to this Article XII (the “Indemnified Party”) of notice of the commencement of any Action involving a third party (such Action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party or parties obligated to provide indemnification pursuant to this Article XII (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall prejudice any defense or claim available to the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to assume the defense of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Third Party Claim has or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to Section 12.5, (iv) the Third Party Claim would reasonably be expected to have a material adverse effect on the Indemnified Party’s business or relates to its clients, vendors or other service providers, (v) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim, or (vi) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article XII.

(c) If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not settle the Third Party Claim unless (A) the settlement does not entail any admission of liability on the part of any Indemnified Party, and (B) the settlement includes an unconditional release of each Buyer Indemnified Party or Seller Indemnified Party, as applicable, reasonably satisfactory to the Indemnified Party, from all Losses with respect to such Third Party Claim, (ii) it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto, and (iii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; provided that the fees, costs and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

(d) The Indemnified Party shall not settle any Third Party Claim if the Indemnifying Party shall have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement is consented to in writing by the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

(e) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim. Any consent to be given by the Buyer Indemnified Parties under this Section 12.7 shall be given by the Buyer acting on behalf of the Buyer Indemnified Parties and any consent to be given by the Seller Indemnified Parties under this Section 12.7 shall be given by the Representative acting on behalf of the Seller Indemnified Parties.

Section 12.8. Effect of Knowledge or Waiver of Condition. The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in any Transaction Document or in any document delivered with respect hereto or thereto will not be affected by any investigation conducted with respect to, or any Knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Schedules hereto). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants or agreements.

Section 12.9. Right to Set Off. In order to satisfy the indemnification obligations of a party pursuant to this Article XII and Section 8.2, an Indemnified Party shall have the right to off-set or set-off any payment due pursuant to this Article XII and Section 8.2 that is finally determined and not subject to appeal against any other payment to be made pursuant to this Agreement, any Transaction Documents or otherwise and any payments or distributions under the Third Amended and Restated Operating Agreement. In the case of any amounts claimed to be due pursuant to this Article XII and Section 8.2 that have not been finally determined in accordance with this Agreement or a non-appealable decision of a court of competent jurisdiction or pursuant to arbitration under Section 13.10, such offset amounts shall be placed into an interest-bearing escrow account established with a third party escrow agent reasonably satisfactory and pursuant to an escrow agreement reasonably satisfactory in form and substance to the Representative and the Buyer, until there has been such a final determination that is not subject to appeal of such indemnification obligation and the amount of such indemnity payment, at which time the amounts in escrow (including interest) will be paid to the Indemnified Party or the Indemnifying Party, as so determined.

Section 12.10. Additional Matters.

(a) For purposes of this Article XII, the representations and warranties contained in this Agreement (other than those set forth in Section 5.7(c) and Section 5.10) shall be deemed to have been made without any qualifications as to materiality or Material Adverse Effect. All indemnification payments pursuant to this Article XII shall be made from the date that the Losses for which indemnification is sought were incurred to the date of payment, at the prime rate of Citibank, N.A., as in effect on the date of incurrence. To the extent permitted by applicable Law, any amounts payable under this Article XII shall be treated by the parties hereto as adjustments to the Purchase Price.

(b) The amount of any indemnification payment to be made by any Indemnifying Party under this Agreement shall be reduced to take into account (in assessing the Losses suffered by the Indemnified Party) such Indemnified Party’s indirect share of any insurance recoveries that the Company has actually received and realized as a result of the circumstance, event or occurrence giving rise to such underlying claim (net of such Indemnified Party’s indirect share of any deductible or increase in insurance premiums resulting from such insurance claim or any other expense incurred by the Company in obtaining such recovery), and any such recoveries (net of such expenses) received by the Company hereunder following its receipt of indemnification payments hereunder shall be reimbursed to the Indemnifying Parties to the extent failure to do so would result in a recovery by the Indemnified Parties of more than 100% of their Losses.

ARTICLE XIII

MISCELLANEOUS

Section 13.1. Expenses. Except as otherwise expressly provided herein, the Company, the Sellers and the Buyer shall each pay all of their own expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Company may pay Transaction Expenses so long as the Purchase Price being is reduced as and to the extent provided for herein.

Section 13.2. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and the Representative.

Section 13.3. Entire Agreement. The Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter, including the Exclusivity Agreement between the Company and the Buyer dated as of October 23, 2011.

Section 13.4. Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below, to the Persons indicated:

If to the Buyer or, after the Closing, the Company, to:

c/o Evercore Partners Inc.

55 East 52nd Street, 42nd Floor

New York, New York 10055

Attention: Adam B. Frankel

Facsimile: (212) 857-7426

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Gary I. Horowitz

Attn: Edward J. Chung

Facsimile: (212) 455-2502

Email: ghorowitz@stblaw.com

If to the Representative or any Seller, to:

ABS SR LLC

c/o ABS Investment Management LLC

537 Steamboat Road

Greenwich, CT 06830

Attn: Laurence Russian

Facsimile: (203) 618-3720

Email: lkr@absinv.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attn: André Weiss

Facsimile: (212) 593-5955

Email: andre.weiss@srz.com

If to the Company (prior to the Closing):

ABS Investment Management LLC

537 Steamboat Road

Greenwich, CT 06830

Attn: Laurence Russian

Facsimile: (203) 618-3720

Email: lkr@absinv.com

with copies (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attn: André Weiss

Facsimile: (212) 593-5955

Email: andre.weiss@srz.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.4.

Section 13.5. Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing by the party against whom the waiver is to be effective and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Any waiver by any Seller may be granted by the Representative acting on behalf of such Seller.

Section 13.6. Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the Buyer (in the case of any assignment by any Seller, the Representative or, prior to the Closing, the Company) or the Representative (in the case of any assignment by the

Buyer or, from and after the Closing, the Company), and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that without written consent of any party hereto, (i) the Buyer may assign its rights and obligations to any of its Affiliates, and (ii) the Buyer may assign its rights hereunder as collateral security to any lender to the Buyer or an Affiliate of the Buyer, but no assignment shall relieve the Buyer of any Liability hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.

Section 13.7. No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement, except as set forth in Article XII (Indemnification).

Section 13.8. Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal Laws of the State of New York, regardless of the applicable principles of conflicts of Laws that would result in the application of the Laws of another jurisdiction.

Section 13.9. Consent to Jurisdiction and Service of Process. Any Action for purposes of seeking (i) to enforce Section 13.10, including an order to compel arbitration, for preliminary relief as provided for therein or otherwise in aid of arbitration hereunder, (ii) seeking entry of judgment based upon an arbitration award made hereunder and (iii) an equitable remedy as provided in Section 13.11, shall be brought in any New York state or federal court located in New York County, in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.4 shall be deemed effective service of process on such party.

Section 13.10. Arbitration.

(a) Any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the transactions contemplated by this Agreement shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules, subject to the requirements herein, and Title 9 of the U.S. Code. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(b) There will be three (3) arbitrators, the first of whom shall be appointed by the Representative, the second of whom shall be appointed by the Buyer, and the third of whom shall be selected by mutual agreement between the Representative and the Buyer, if possible, within thirty (30) days of the selection of the second arbitrator and (if such parties fail to mutually agree upon the third arbitrator within such time period) thereafter by agreement among the arbitrators that the parties have each selected within ten (10) days of being submitted to such arbitrators (and if such arbitrators fail to mutually agree within such time period, then by the administering authority), and the place of arbitration shall be New York, New York. The parties shall not be limited in their selection of arbitrators to lists provided by the AAA, nor shall the arbitrators that the parties select be limited to any such lists in selecting the third arbitrator (if selection by such arbitrators is required). The language of the arbitration shall be English.

(c) The range of discovery available to the parties shall be substantially commensurate with the full scope of discovery which would be available in a United States court, and shall not be limited by the fact that the issues are being resolved by arbitration. The arbitrators may not make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Either the Representative or the Buyer may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Either the Representative or the Buyer may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

(d) To the extent that the AAA is unable or unwilling to conduct the arbitration pursuant to the requirements of this paragraph, the parties shall agree on an alternative organization to conduct the arbitration that will comply therewith; if no such agreement is possible, the arbitration shall be conducted independently of any organization.

Section 13.11. Specific Performance. The Sellers and the Buyer hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that the Buyer and the Sellers shall each be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 13.12. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such a determination, the Buyer, the Company and the Representative shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 13.13. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 13.14. Disclosure Schedules. Any matter disclosed in any section of the Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, shall be considered disclosed with respect to each other section of the Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, provided that it is reasonably apparent from the face of such disclosure to be relevant to such other section.

Section 13.15. Representation by Counsel. Each of the parties has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any Governmental Authority by reason of such party having drafted or being deemed to have drafted such provision.

Section 13.16. Glory Strategy Limited. All provisions of this Agreement (including Section 7.4) which apply to Glory Strategy Limited shall also apply to Donald Leung, and such Persons shall be jointly and severally liable with respect to their obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

EVERCORE LP

By:	EVERCORE PARTNERS, INC.,
its General Partner

	By:	/s/ Ralph Schlosstein
	Name:	Ralph Schlosstein
	Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ABS INVESTMENT MANAGEMENT LLC

By:	/s/ Laurence K. Russian
Name:	Laurence K. Russian
Title:	Managing Member

Alain De Coster

/s/ Alain De Coster

Laurence K. Russian

/s/ Laurence K. Russian

Guilherme Ribeiro do Valle

/s/ Guilherme Ribeiro do Valle

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SANTA ROSA INV. & ARBITRAGE LTD.

By:	/s/ Michael A. Ranson
/s/ Catherine D. Wallas
Name:	Michael A. Ranson
Catherine D. Wallas
Title:	Authorized Signatory
UTC Management Ltd., Director

Signature Page to Purchase and Sale Agreement

ABS SR LLC

By:	/s/ Laurence K. Russian
Name:	Laurence K. Russian
Title:	Managing Member

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Mark Murphy

/s/ Mark Murphy

David Finn

/s/ David Finn

Glory Strategy Limited

By:	/s/ Tin Shing Donald Leung
Name:	Leung, Tin Shing Donald
Title:	Director

Donald Leung

/s/ Tin Shing Donald Leung

Michael Halper

/s/ Michael Halper

Christian von Ballmoos

/s/ Christian von Ballmoos

Pascal Pernet

/s/ Pascal Pernet

Christian Thorn

/s/ Christian Thorn

Sean White

/s/ Sean White

Signature Page to Purchase and Sale Agreement